Exhibit 10.12
OFFICE LEASE AGREEMENT
Between
Landlord: MILLBROOK IV LLC,
an Illinois limited liability company
and
Tenant: ALMA LASERS, INC.,
a Delaware corporation
Dated: December 7, 2006

TABLE OF CONTENTS
LEASE AGREEMENT

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BASIC LEASE PROVISIONS
     The following sets forth some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control. In addition to the following Basic Lease Provisions, all of the other terms and conditions and sections of the Office Lease Agreement hereinafter set forth are hereby incorporated as an integral part of this Summary.

1.	Building (See Section 1):	485 Half Day Road
Buffalo Grove, Illinois 60089

2.	Premises (See Section 1):

	Suite:	Suites 100 and 102
	Floor:	First (1st) floor
	Rentable Square Feet:	Approximately 12,579 rentable square feet

3.	Term (See Section 2):	One hundred twenty (120) full calendar months

4.	Net Rent (See Section 5):

	Rate Per	Annual	Monthly
Period	Sq. Ft.	Net Rent	Installment
Lease Year 1 *	$14.50	$182,395.50	$15,199.63

Lease Year 2	$14.94	$187,930.26	$15,660.86

Lease Year 3	$15.38	$193,465.02	$16,122.09

Lease Year 4	$15.84	$199,251.36	$16,604.28

Lease Year 5	$16.32	$205,289.28	$17,107.44

Lease Year 6	$16.81	$211,452.99	$17,621.08

Lease Year 7	$17.31	$217,742.49	$18,145.21

Lease Year 8	$17.83	$224,283.57	$18,690.30

Lease Year 9	$18.37	$231,076.23	$19,256.35

Lease Year 10	$18.92	$237,994.68	$19,832.89

*	The period commencing on the Commencement Date and ending on the 365th day thereafter is subject to the Free Net Rent Period (as defined in Section 6 hereof).

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5.	Rent Payment Address (See Section 5):

Millbrook IV LLC
c/o Millbrook Properties LLC
485 Half Day Road, Suite 220
Buffalo Grove, Illinois 60089

6.	Tenant’s Share (See Section 7):	9.36% (based on 134,430 rentable square feet in the Building)

7.	Security Deposit/Letter of Credit
	(See Section 10):	$50,316.01 Security Deposit, plus $125,000.00 Letter of Credit, subject in each case to Section 10 hereof

8.	Parking Spaces (See Section 18):	Six (6) covered reserved spaces

9.	Tenant Improvement Allowance
	(See Section 20):	N/A

10.	Tenant’s Liability Insurance
	(See Section 28):	$3,000,000.00 umbrella coverage

11.	Tenant’s Broker (See Section 49):	J.F. McKinney & Associates, Ltd.

12.	Notice Address (See Section 32):

Landlord:	Tenant:

Millbrook IV LLC	Alma Lasers, Inc.
c/o Millbrook Properties LLC	485 Half Day Road
485 Half Day Road, Suite 220	Suites 100 and 102
Buffalo Grove, Illinois 60089	Buffalo Grove, Illinois 60089
Attn: Property Manager	Attn: Office Manager

With a copy to:	With a copy to:

Quarles & Brady LLP	Foley & Lardner LLP
500 West Madison Street	777 East Wisconsin Avenue
Suite 3700	Milwaukee, Wisconsin 53202
Chicago, Illinois 60661	Attn: Sarah O. Jelencic, Esq.
Attn: Mark J. Home, Esq.

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Prior to Commencement Date:

Alma Lasers, Inc.
6555 Northwest 9th Avenue
Suite 303
Ft. Lauderdale, Florida 33309
Attn: Miriam Freyer
13.            Guarantor (See Section 59):            N/A
[SIGNATURE PAGE TO FOLLOW]

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     IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the date set forth on the first page hereof.
LANDLORD:
MILLBROOK IV LLC, an
Illinois limited liability company

By:	Millbrook Properties LLC, Inc., an Illinois limited liability company, its Managing Agent

	By: Name:	/s/ Harvey L. Miller Harvey L. Miller
	Title:	Managing Partner
TENANT:
ALMA LASERS, INC., a
Delaware corporation

By: Name:	/s/ Howard V. Kelly Howard V. Kelly
Title:	ALMA LASERS LTD

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OFFICE LEASE AGREEMENT
     THIS OFFICE LEASE AGREEMENT (hereinafter called the “Lease”) is made and entered into as of the date appearing on the first page hereof by and between the Landlord and Tenant identified above.
A. Premises/Term/Possession.
     1. Premises. Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord, for general office purposes of a type customary for first-class office buildings, the Premises located in the Building identified in the Basic Lease Provisions, situated on the real property described therein (the “Property”), which Premises are further shown and depicted on Exhibit A-1 attached hereto and made a part hereof. The Premises shall be prepared for Tenant’s occupancy in the manner and subject to the provisions of Exhibit B attached hereto and made a part hereof. As used in this Lease, “rentable square feet” shall be determined in accordance with the ANSI/BOMA Z65.1-1996 standard promulgated by the Building Owners and Managers Association. Landlord and Tenant agree that the number of rentable square feet described in Paragraph 2 of the Basic Lease Provisions has been confirmed and conclusively agreed upon by the parties. No easement for light, air or view is granted hereunder or included within or appurtenant to the Premises.
     2. Lease Term. Tenant shall have and hold the Premises for the term (“Term”) identified in the Basic Lease Provisions commencing on the date (the “Commencement Date”) which is the earlier of (i) five (5) days after the date on which Landlord notifies Tenant that the Premises are substantially complete (or would have been substantially complete but for any delays caused by Tenant, its agents and employees), or (ii) the date Tenant first occupies all or any portion of the Premises for the conduct of its business, and shall terminate at midnight on the last day of the one hundred twentieth (120th) full calendar month following the Commencement Date (the “Expiration Date”), unless sooner terminated or extended as hereinafter provided. Promptly following the Commencement Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit C, specifying and/or confirming the Commencement Date and the Expiration Date (and the number of rentable square feet contained within the Premises and the amount of Net Rent payable hereunder for each Lease Year (as defined in Section 5 below), if such numbers as finally determined differ from those set forth in the Basic Lease Provisions).
     3. Landlord’s Failure to Give Possession. Landlord shall not be liable for damages to Tenant for failure to deliver possession of the Premises to Tenant if such failure is due to any previous tenant’s failure to vacate the Premises, except that the commencement of the Term shall be delayed until Landlord delivers possession of the Premises to Tenant (so long as Tenant is not responsible for such failure or delay). Landlord will use all commercially reasonable efforts to deliver possession of the Premises to Tenant by the Commencement Date of the Term.
     4. Quiet Enjoyment. So long as Tenant is not then in default beyond any applicable notice and cure period hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises during the Term hereof as against Landlord and anyone claiming by, through, or under Landlord, subject in all events to the terms and provisions of this Lease. Landlord shall not be responsible for the acts or omissions of any other tenant (provided, upon written notice from Tenant, Landlord shall use commercially reasonable efforts to cause any other tenant of the Building who is materially and adversely interfering with Tenant’s use and enjoyment of the Premises to cease such interference), Tenant, or third party not within Landlord’s control that may interfere with Tenant’s use and enjoyment of the Premises.
B. Rent/Payment/Security Deposit.
     5. Net Rent. Tenant shall pay to Landlord, at the address stated in the Basic Lease Provisions or at such other place as Landlord shall designate in writing to Tenant, annual net rent (“Net Rent”) in the amounts set forth in the Basic Lease Provisions. The term “Lease Year”, as used in the Basic Lease Provisions and throughout this Lease, shall mean each and every consecutive twelve (12) month period during the Term of this Lease, with the first such twelve (12) month period commencing on the Commencement Date; provided, however, if the Commencement Date occurs other than on the first day of a calendar month, the first Lease Year shall be that partial month plus the first full twelve (12) months thereafter.
     6. Rent Payment; Free Net Rent Period.
          (a) The Net Rent for each Lease Year shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Net Rent shall be due and payable on the date of execution of this Lease by Tenant and shall be applied to the first monthly installment of Net Rent coming due and payable following expiration of the Free Rent Period, and a like monthly installment of Net Rent shall be due and payable on or before the first day of each calendar month thereafter during the Term hereof (provided, that if the Free Rent Period should end on a day other than the first day of a calendar month, the monthly Net Rent installment paid on the date of execution of this Lease by Tenant shall be prorated to that partial calendar month, and the excess shall be applied as a credit against the next monthly Net Rent installment). Tenant shall pay, as Additional Rent (as hereinafter defined), all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Net Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord).
          (b) Notwithstanding anything to the contrary contained herein and solely as a concession to enter into this Lease, Tenant’s obligations for Net Rent only (and specifically excluding Tenant’s obligations for Additional Rent and other sums due and payable hereunder) shall be abated in full for the period commencing on the Commencement Date and ending on the three hundred sixty-fifth (365th) day thereafter (the “Free Net Rent Period”); provided, if Tenant shall be in default beyond any applicable notice and cure period under any of the terms or provisions of this Lease at any time during the Free Net Rent Period, Tenant shall not be entitled to that portion of the Free Net Rent Period accruing from and after the date of such default, and Tenant shall thereafter become obligated to pay all Net Rent which would otherwise have been abated hereunder as and when the same becomes due and payable under this Lease.

     7. Operating Expenses/Taxes.
          (a) Tenant agrees to reimburse Landlord throughout the Term, as additional rent (the “Additional Rent”) hereunder, for Tenant’s Share (as defined below) of: (i) the annual Operating Expenses (as defined below); and (ii) the annual Taxes (as defined below). The term “Tenant‘s Share” as used in this Lease shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building. Landlord and Tenant hereby agree that Tenant ‘s Share with respect to the Premises initially demised by this Lease is the percentage amount set forth in the Basic Lease Provisions. Tenant’s Share of Operating Expenses and Taxes for any calendar year shall be appropriately prorated for any partial year occurring during the Term.
          (b) “Operating Expenses” shall mean all of those expenses of operating, servicing, managing, maintaining and repairing the Property, Building, and all parking areas and all related common areas. Operating Expenses shall include, without limitation, the following: (1) insurance premiums and deductible amounts, including, without limitation, for commercial general liability, “all risks” property, rent loss and other coverages carried by Landlord on the Building and Property; (2) all costs related to the providing of water, heating, lighting, ventilation, sanitary sewer, air conditioning and other utilities in the Building, but specifically excluding those utility charges actually paid separately by Tenant or any other tenants of the Building; (3) janitorial and maintenance expenses, including: (a) janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Building; and (b) the cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, access control services, trash and snow removal, and other similar services or agreements; (4) management fees (or a charge equal to fair market management fees if Landlord provides its own management services), which management fees shall not exceed four percent (4%) of gross rentals attributable to the Building, and the market rental value of a reasonably-sized management office; (5) the costs, including interest, amortized over the applicable useful life, of any capital improvement made to the Building by or on behalf of Landlord which is required under any governmental law or regulation (or any judicial interpretation thereof) that was not applicable to the Building as of the date of this Lease, and of the acquisition and installation of any device or equipment designed to improve the operating efficiency of any system within the Building which is reasonably intended to reduce Operating Expenses or which is acquired to improve the safety of the Building or Property; (6) all services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building, including, but not limited to the lobby, vehicular and pedestrian traffic areas and other common use areas; (7) wages and salaries of Landlord’s employees attributable to the Building or the Property (not above the level of Building or Property Manager or whatever title represents the on-site management representative primarily responsible for management of the Building) engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits; (8) legal and accounting costs (but not including legal costs incurred in collecting delinquent rent from any occupants of the Property); (9) costs to maintain and repair the Building and Property (except for those maintenance and repair obligations which are the express obligation of tenants of the Building or the Property under such tenant’s respective leases); (10) landscaping and security costs attributable to the Building or the Property unless Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above; (11) if the Building is part of a multi-building project, the Building’s allocated share (as reasonably determined by Landlord) of those expenses incurred on a project-wide basis benefiting the Building and/or Property including, without limitation, costs in connection with (i) landscaping, (ii) utility and road repairs, (iii) security, and (iv) signage installation, replacement and repair; (12) business park dues and assessments paid to Millbrook Business Center Association (the “Association”); and (13) costs and expenses relating to the food service and cafeteria operations at the Property in effect from time to time.
          Operating Expenses shall specifically further exclude, however, the following: (i) costs of alterations of tenant spaces (including all tenant improvements to such spaces); (ii) costs of capital improvements, except as provided in clause (5) of the preceding paragraph; (iii) depreciation, interest and principal payments on mortgages, and other debt costs, if any; (iv) real estate brokers’ leasing commissions or compensation and advertising and other marketing expenses; (v) payments to affiliates of the Landlord for goods and/or services in excess of what would be paid to non-affiliated parties for such goods and/or services in an arm’s length transaction; (vi) costs or other services or work performed for the singular benefit of another tenant or occupant (other than for common areas of the Building); (vii) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building; (viii) costs of advertising and public relations and promotional costs and attorneys’ fees associated with the leasing of the Building; (ix) any expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source; (x) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building; (xi) all expenses in connection with the installation, operation and maintenance of any observatory, broadcasting facilities, athletic or recreation club, or other facility not generally available to all office tenants of the Building, including Tenant; (xii) Taxes; and (xiii) rental under any ground or underlying lease or leases.
          (c) “Taxes” shall mean all taxes and assessments of every kind and nature which Landlord shall become obligated to pay with respect to each calendar year of the Term or portion thereof because of or in any way connected with the ownership, leasing, and operation of the Building and the Property, subject to the following: (i) the amount of ad valorem real and personal property taxes against Landlord’s real and personal property to be included in Taxes shall be the amount required to be paid for any calendar year, notwithstanding that such Taxes are assessed for a different calendar year (the amount of any tax refunds received by Landlord during the Term of this Lease shall be deducted from Taxes for the calendar year to which such refunds are attributable); (ii) the amount of special taxes and special assessments to be included shall be limited to the amount of the installments (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment payable for the calendar year in respect of which Taxes are being determined; (iii) the amount of any tax or excise levied by the State or the City where the Building is located, any political subdivision of either, or any other taxing body, on rents or other income from the Property (or the value of the leases thereon) shall be included, but only to the extent that such tax or excise is in lieu of ad valorem real property taxes and not in lieu of income or other taxes expressly excluded under the subsection (iv) hereof; (iv) there shall be excluded from Taxes all income, excess profit, franchise, capital stock, gross receipts, and inheritance or estate taxes; and (v) Taxes shall also include Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) in contesting or attempting to reduce any Taxes assessed for a different calendar year, but only to the extent of any reduction in such Taxes. Landlord agrees to consult with a real estate tax consultant or advisor engaged by it from time to time and in the exercise of reasonable and prudent ownership judgment contest any unreasonable tax assessment to the extent such tax counsel advises Landlord that a reasonable basis exists therefor. For purposes hereof, Taxes for any calendar year shall be the Taxes that are paid in such calendar year, rather than Taxes that are assessed, become a lien, or otherwise accrue during such calendar year, and Landlord shall, to the extent consistent with applicable Law and permitted without penalty or interest, elect to pay all such Taxes by the installment method over the longest period available, and Tenant shall be liable only for those Taxes paid during any Lease Year of the Term hereof.
          (d) Landlord shall, on or before the Commencement Date and as soon as reasonably possible after the commencement of each calendar year thereafter, provide Tenant with a statement of the estimated monthly installments of Tenant’s Share of Operating Expenses and Taxes which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the next ensuing calendar year, as the case may be. Landlord agrees to keep books and records showing the Operating Expenses in accordance with generally accepted accounting principles (as modified for office buildings in a manner comparable to other similar buildings in the commercial area where the Building is located) and practices consistently maintained on a year-to-year basis in compliance with such provisions of this Lease as may affect such accounts for a period of three (3) years, and Landlord shall deliver to Tenant within one hundred twenty (120) days after the close of each calendar year (subject to any delays beyond the reasonable control of Landlord to prevent) (including the calendar year in which this Lease terminates), a statement (“Landlord’s Statement”) containing the following: (1) a statement that the books and records covering the operation of the Building have been maintained in accordance with the requirements in this subparagraph (e); (2) the amount of the Operating Expenses for such calendar year; and (3) the amount of the Taxes for such calendar year. Tenant or its representative (so long as such representative is not engaged by Tenant on a contingent fee basis, and so long as both Tenant and such representative execute a confidentiality agreement reasonably satisfactory to Landlord) shall have the right, at Tenant’s sole cost and expense, to examine copies of Landlord’s books and records relative to Operating Expenses and Taxes during normal business hours at any time within one hundred twenty (120) days following the furnishing by Landlord to Tenant of Landlord’s Statement. Unless Tenant shall, by notice to Landlord, take exception to any item in Landlord’s Statement within such 120-day period, such Landlord’s Statement shall be conclusively binding upon Tenant and shall not be contestable by Tenant thereafter, except as expressly provided to the contrary herein. Any amount shown by Landlord’s Statement to be due to Landlord, whether or not written exception is taken thereto, shall be paid by Tenant as provided below, without prejudice to any such written exception. If Tenant timely gives notice of such exception, any charges disclosed by Landlord’s Statement which Landlord agrees are irregular or improper shall be promptly corrected by Landlord and Tenant shall receive a credit (subject, however to Landlord’s right to offset such amount by any Rent then due and owing from Tenant to Landlord under this Lease) for any overpayments made by Tenant as a result of such irregularities or improper charges. To the extent Landlord and Tenant fail to agree, a statement as to the proper amount of Tenant’s Share of Operating Expenses or Taxes (the “Confirmation”) shall, as promptly as reasonably possible, be given by such independent certified public accounting firm as is mutually and reasonably satisfactory to Landlord and

Tenant, which Confirmation shall be final, binding, and conclusive upon Landlord and Tenant. Tenant agrees to pay the cost of such Confirmation unless it is determined that Landlord’s original determination of the actual (as distinguished from the estimated) amount of Tenant’s Share of Operating Expenses and Taxes was in error by more than five percent (5%), in which case Landlord shall pay the cost of such Confirmation.
               (i) Tenant shall pay to Landlord, together with its monthly payment of Net Rent as provided in Section 5 above, as Additional Rent hereunder, the estimated monthly installment of Tenant’s Share of the Operating Expenses and Taxes for the calendar year in question. At the end of any calendar year, if Tenant has paid to Landlord an amount in excess of Tenant’s Share of Operating Expenses and Taxes for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any Rent then due and owing to Landlord hereunder, if any, at the option of Landlord). At the end of any calendar year if Tenant has paid to Landlord less than Tenant’s Share of Operating Expenses and Taxes for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement.
               (ii) For the calendar year in which this Lease terminates and is not extended or renewed, the provisions of this Section shall apply, but Tenant’s Share for such calendar year shall be subject to a pro rata adjustment to include only the number of days prior to the expiration of the Term of this Lease. Tenant shall make monthly estimated payments of the pro rata portion of Tenant’s Share for such calendar year (in the manner provided above) until this Lease expires or is otherwise terminated, and when the actual prorated Tenant’s Share for such calendar year is determined, Landlord shall send Landlord’s Statement to Tenant for such year and if such Statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year exceeded the actual prorated Tenant’s Share for such calendar year, Landlord shall include a refund for that amount along with Landlords’ Statement (subject to offset in the event Tenant is in default hereunder). If Landlord’s Statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year were less than the actual prorated Tenant’s Share for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days after the date of receipt of Landlord’s Statement.
               (iii) If the Building is less than ninety-five percent (95%) occupied throughout any calendar year of the Term, then the actual Operating Expenses for the calendar year in question which vary with occupancy levels in the Building shall be increased to the amount of Operating Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Building had been at least 95% occupied throughout such calendar year; provided, in no event shall Landlord collect and retain from tenants of the Building with respect to any calendar year more than one hundred percent (100%) of the actual Operating Expenses attributable to the Building for such calendar year.
     8. Late Charge. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Net Rent or Additional Rent is not received by Landlord on or before the date due (or within five (5) days following the due date in the case of the first such failure in any consecutive twelve (12) month period only), or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the thirtieth (30th) day following the date Tenant was invoiced, a late charge of five percent (5%) of such past due amount shall be immediately due and payable as Additional Rent, and interest shall accrue on all delinquent amounts (or within five (5) days following the due date in the case of the first such failure in any consecutive twelve (12) month period only) from the date past due until paid at the lower of (i) twelve percent (12%) per annum, or (ii) the highest rate permitted by applicable law from the date such payment is due until paid.
     9. Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed against Tenant hereunder.
     10. Security Deposit/Letter of Credit.
          (a) Tenant has upon execution of this Lease deposited with Landlord security for the full and faithful performance of every term, covenant, and condition of this Lease on the part of Tenant to be observed and performed in the initial amount of Fifty Thousand Three Hundred Sixteen and 01/100 Dollars ($50,316.01) (the “Security Deposit”). If Tenant defaults with respect to any provision of this Lease, and such default continues beyond any applicable notice and cure period hereunder, Landlord may use all or any part of this Security Deposit for the payment of any Rent and any other sum due or in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of such Security Deposit is to be used, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep this Security Deposit separate from its general funds and Tenant shall not be entitled to interest on such Security Deposit. Said Security Deposit shall not be deemed an advance payment of Rent or a measure of Landlord’s damages for any default hereunder by Tenant.
          (b) In addition to the Security Deposit, Tenant shall deliver to Landlord upon Tenant’s execution and delivery of this Lease an unconditional irrevocable letter of credit in the initial amount of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) in favor of Landlord from a bank approved by Landlord, substantially in the form of Exhibit J attached hereto and made a part hereof (the “Letter of Credit”), which Letter of Credit shall be held by Landlord as additional security for the full and faithful performance by Tenant of each and every term, covenant, and condition of this Lease on the part of Tenant to be observed and performed; provided, so long as Tenant is not then in default beyond any applicable notice and cure period hereunder, and provided further that Landlord has not theretofore drawn upon all or any portion of such Letter of Credit pursuant to this Section 10, the Letter of Credit shall be subject to reduction as follows: (i) to the sum of One Hundred Twelve Thousand Five Hundred and No/100 Dollars ($112,500.00) during Lease Year 2; (ii) to the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) during Lease Year 3; (iii) to the sum of Eighty-Seven Thousand Five Hundred and No/100 Dollars ($87,500.00) during Lease Year 4; and (iv) to the sum of Seventy-Five Thousand and No/100 Dollars ($75,000.00) during Lease Year 5. So long as Tenant is not then in default beyond any applicable notice and cure period hereunder, and provided further that Landlord has not theretofore drawn upon all or any portion of such Letter of Credit pursuant to this Section 10, Tenant shall not be required to maintain the Letter of Credit from and after the commencement of Lease Year 6. If, at any time during the Term hereof, Tenant shall default in any of its obligations hereunder, and such default continues beyond any applicable notice and cure period hereunder, then in such event Landlord may (but shall not be obligated to) from time to time, and in addition to Landlord’s rights with respect to the Security Deposit, draw down on the Letter of Credit (without prejudice to any other remedy which Landlord may have on account thereof) in an amount reasonably necessary to cure such Tenant default(s), and in such event Tenant shall restore the Letter of Credit to its original amount within five (5) days following Landlord’s demand therefor. The Letter of Credit may be used by Landlord, at its discretion and without limitation, to apply to any amount owing to Landlord hereunder, or to pay the expenses of repairing any damage to the Premises which exists on the day Tenant vacates the Premises, but this right shall not be construed to limit Landlord’s right to recover additional sums from Tenant for damages to the Premises. If, at any time during the Term hereof, Tenant has filed (or there has been filed against Tenant) a petition for bankruptcy protection or other protection from its creditors under any applicable and available Law which has not been dismissed or discharged, including without limitation a general assignment for the benefit of creditors, then Landlord may at once, and without any notice whatsoever to Tenant, be entitled to draw down on the entire amount of the Letter of Credit then available and apply such resulting sums toward the cure of any default by Tenant under this Lease or toward any damages to which Landlord is entitled to pursuant to the terms of this Lease, and retain the resulting balance, if any, as an additional Security Deposit hereunder.
          (c) The Letter of Credit shall provide for an original expiration date not earlier than the last day of the twelfth (12th) full calendar month following the Commencement Date and shall be automatically extended without amendment for additional successive one (1) year periods from the original expiration date or any future expiration date thereof, unless at least sixty (60) days prior to any such expiration date, the issuer thereof sends to Landlord by U.S. certified/registered mail, return receipt requested, or via nationally-recognized commercial overnight delivery service, written advice that the issuer thereof has elected not to consider the Letter of Credit renewed for any such additional one (1) year period. In the event Landlord is so advised that the Letter of Credit will not be renewed, Landlord shall promptly thereafter notify Tenant thereof in writing, and Tenant shall obtain a substitute Letter of Credit from a bank approved by Landlord meeting all of the terms and conditions described in Section 10(b) hereof (the “Substitute Letter of Credit”), which Substitute Letter of Credit shall be delivered to Landlord no later than thirty (30) days prior to the expiration date of the Letter of Credit then in effect. In the event Tenant fails to deliver such Substitute Letter of Credit to Landlord at least thirty (30) days prior to the expiration date of the Letter of Credit then in effect, Landlord shall have the right without further notice to Tenant to immediately draw down on the entire amount of the Letter of Credit then available to Landlord, and in such instance Landlord shall retain such resulting sum as an additional Security Deposit hereunder. Landlord shall have the right to use such additional Security Deposit in accordance with the terms and provisions of this Section 10, and Tenant shall remain obligated to replenish such additional Security Deposit in the same manner as required hereunder.

          (d) So long as Tenant is not then in default hereunder and provided further that Tenant shall have vacated and surrendered the Premises in the manner and in the condition required under this Lease, Landlord shall return to Tenant the Security Deposit and the Letter of Credit within forty-five (45) days following the expiration or earlier termination of this Lease (except to the extent that Landlord has drawn upon or against any of the same in accordance with Landlord’s rights hereunder). Upon sale or conveyance of the Building, Landlord may transfer or assign the Security Deposit and/or the Letter of Credit to any new owner of the Building, and upon such transfer, and so long as the new owner assumes Landlord’s obligations under this Lease, all liability of Landlord for the Security Deposit and/or the Letter of Credit shall terminate.
C. Use/Laws/Rules.
     11. Use of Premises.
          (a) Tenant shall use and occupy the Premises for general office purposes, including the repair, distribution, receipt, and shipment of laser equipment, of a type customary for office buildings of the same type and quality as the Building and for no other purpose; provided, Tenant shall be responsible for confirming, at Tenant’s sole cost, expense, and risk, that the use of the Premises for the repair, distribution, receipt, and shipment of laser equipment complies with applicable Laws (as hereinafter defined), including without limitation applicable zoning and land use restrictions, and Landlord makes no representation or warranty whatsoever, nor does Landlord assume any liability or responsibility, in connection therewith. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner which will void the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building.
          (b) Except as expressly permitted hereunder, Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “hazardous or toxic material,” as that term is hereafter defined. “Hazardous or toxic material” shall include all materials or substances which have been determined to be hazardous to health or the environment and are regulated or subject to all applicable laws, rules and regulations from time to time, including, without limitation hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances, (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide, (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); asbestos and radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of reasonable quantities of hazardous or toxic materials which are in compliance with all applicable Laws and are customarily present in general office use (e.g., copying machine chemicals and kitchen cleansers) or used in connection with Tenant’s regular business operations.

          (c) Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant and its successors and assigns shall indemnify , protect, defend (with counsel reasonably acceptable to Landlord) and hold Landlord , its partners, officers, directors, shareholders , employees, agents, lenders, contractors , and each of their respective successors and assigns , as well as the Association (collectively, the “Landlord Indemnified Parties”) harmless from any and all claims, damages, liabilities, losses, costs and expenses of any nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceedings costs, expert and consultant fees and laboratory costs, as well as damages arising out of the diminution in the value of the Premises or any portion thereof, damages for the loss of the Premises , damages arising from any adverse impact on the marketing of space in the Premises , and sums paid in settlement of claims), which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any hazardous or toxic materials, in, on, under , from or about the Premises to the extent attributable to Tenant’s acts or omissions on or about the Premises , except to the extent that such claims, damages, liabilities , losses, costs and expenses arise out of or are caused by the negligence or willful misconduct of any of the Landlord Indemnified Parties. Without limiting in any way Landlord’s obligations under any other provision of this Lease, Landlord and its successors and assigns shall indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold Tenant, its partners, officers, directors, shareholders , employees, agents, lenders, contractors , and each of their respective successors and assigns (collectively, the “Tenant Indemnified Parties” ) harmless from any and all claims, damages, liabilities , losses, costs and expenses of any nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceedings costs, expert and consultant fees and laboratory costs, as well as damages arising out of loss of use of the Premises , and sums paid in settlement of claims), which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any hazardous or toxic materials, in, on, under, from or about the Premises to the extent attributable to Landlord’s acts or omissions on or about the Premises, except to the extent that such claims , damages, liabilities, losses, costs and expenses arise out of or are caused by the negligence or willful misconduct of any of the Tenant Indemnified Parties. The indemnities contained herein shall survive the expiration or earlier termination of this Lease.
     12. Compliance with Laws. Tenant and Landlord shall operate the Premises and Building respectively in compliance with all applicable federal , state, and municipal laws, ordinances and regulations, including, without limitation, the Americans with Disabilities Act (collectively, “Laws”), and shall not knowingly, directly or indirectly , make any use of the Premises or Building which is prohibited by any such Laws. Landlord represents to Tenant that Landlord has received no notice from any governmental entity or agency with jurisdiction over the Building that the Premises or the Building are currently in violation of applicable Laws. Tenant shall have no responsibility for correcting violations of applicable Laws existing in the Premises or the Building as of the date of this Lease, except to the extent that any such violations arise from any alterations , improvements , or other work performed by or at the direction of Tenant or Tenant’s officers, agents, employees, or contractors, or otherwise arise from or relate to Tenant’s particular manner of use of, or operations within, the Premises, as opposed to general office use.

     13. Waste Disposal.
          (a) All normal trash and waste (i.e., waste that does not require special handling pursuant to subparagraph (b) below) shall be disposed of through the janitorial service.
          (b) Tenant shall be responsible for the removal and disposal of any waste placed in the Premises or the Building by the Tenant Indemnified Parties, or any of them, any guest or invitee of Tenant, or any subtenant or occupant of the Premises deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. enant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to (a) above and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this subparagraph (b). Tenant hereby indemnifies and holds harmless Landlord from and against any loss, claims, demands, damage or injury Landlord may suffer or sustain as a result of Tenant’s failure to comply with the provisions of this subparagraph (b).
     14. Rules and Regulations. The rules and regulations in regard to the Building, a copy of which is attached hereto as Exhibit D, and all reasonable rules and regulations and modifications thereto which Landlord may hereafter from time to time adopt and promulgate after notice thereof to Tenant (so long as any such future rules and regulations do not materially and adversely interfere with Tenant’s use and occupancy of the Premises for the purposes permitted hereunder), for the government and management of the Building, are hereby made a part of this Lease and shall during the Term be observed and performed by the Tenant Indemnified Parties, any guest or invitee of Tenant, and any subtenant or occupant of the Premises. Landlord agrees to enforce such rules and regulations on a non-discriminatory basis. In the event of a conflict between the Lease and the rules and regulations, the terms of this Lease shall govern and control.
D. Services/Tenant Buildout.
     15. Services.
          (a) The normal business hours of the Building shall be from 7:00 A.M. to 7:00 P.M. on Monday through Friday, 8:00 A.M. to 1:00 P.M. Saturdays, and at such other hours and times as determined by Landlord to be required for the majority of the occupants of the Building, exclusive of Building holidays as reasonably designated by Landlord (“Building Holidays”). Initially and until further notice by Landlord to Tenant, the Building Holidays shall be: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving (and the day after Thanksgiving) and Christmas Day. Landlord shall furnish the following services during the normal business hours of the Building except as noted:
               (i) Elevator service for passenger needs at all times, and for delivery needs during normal business hours;
               (ii) Air conditioning reasonably adequate to cool the Premises and heat reasonably adequate to warm the Premises in accordance with the standards set forth on the

HVAC Specifications shown on Exhibit E attached hereto and made a part hereof, subject to governmental regulations (so long as the occupancy level of the Premises and the heat generated by electrical lighting and fixtures do not exceed the thresholds set forth on Exhibit E).
               (iii) Hot and cold running water for all restrooms and lavatories;
               (iv) Soap, paper towels, and toilet tissue for public restrooms;
               (v) Janitorial service Monday through Friday, in keeping with the standards generally maintained in similar office buildings in the city where the Building is located;
               (vi) Electrical and mechanical maintenance services in the common areas of the Building;
               (vii) Electric power for the Premises shall not be furnished by Landlord but shall be furnished by the electric utility serving the Building. Tenant shall make all necessary arrangements with the utility company for securing and paying for electric power furnished by it to Tenant, and Tenant shall pay for all electric power consumed on the Premises during the Term of this Lease. Landlord shall pay the cost of separately metering the Premises as part of the Work pursuant to Exhibit B attached hereto. In the event that Tenant fails to pay any such costs or charges hereunder, Landlord may (but shall not be obligated) to pay such costs or charges, in which event Tenant shall reimburse Landlord for any such sums so paid within ten (10) days following Landlord’s invoice therefor, any all such sums so paid by Landlord shall be deemed Additional Rent hereunder;
               (viii) Replacement of Building standard lamps and ballasts in the common areas of the Building as needed from time to time;
               (ix) Repairs and maintenance as described in Section 22 of this Lease; and
               (x) General Building management, including supervision, inspections, recordkeeping, accounting, leasing and related management functions.
          (b) Tenant shall have no right to any services in excess of those provided herein. If Tenant uses services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to charge Tenant as Additional Rent hereunder a reasonable sum as reimbursement for the direct cost of such added services, subject to such minimum hours requirements as Landlord may then have in effect, and to charge Tenant, after reasonable prior notice and Tenant’s failure or refusal to discontinue such additional services, for the cost of any additional equipment or facilities or modifications thereto which are necessary to provide the additional services (but only to the extent that such additional equipment or facilities or modifications thereto are necessitated by Tenant’s specific use of, or activities within, the Premises, including, by way of example, heavy concentration of personnel, motors, machines, or equipment, including telephone equipment), and/or to discontinue providing such excess services to Tenant. Landlord shall provide Tenant with a schedule of Landlord’s current rates for additional services promptly following the full execution and delivery of this Lease by each of Landlord and Tenant.
          (c) Except to the extent caused by the negligence or willful misconduct of the Landlord Indemnified Parties, or any of them, Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services described above, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease. Landlord shall use all reasonable efforts to furnish uninterrupted services as required above. Notwithstanding the foregoing, in the event that any interruption or discontinuance of services provided pursuant to this Section 15 was within the reasonable control of Landlord to prevent, or was otherwise caused by the negligence or willful misconduct of the Landlord Indemnified Parties, or any of them, and such interruption or discontinuance continues beyond three (3) business days after written notice to Landlord and materially and adversely affects Tenant’s ability to conduct business in the Premises, or any portion thereof, and on account of such interruption or disturbance Tenant ceases doing business in the Premises, or any portion thereof, Net Rent and Additional Rent shall thereafter abate proportionately for the Premises, or such portion thereof as is so affected, for so long as Tenant remains unable to conduct its business in the Premises or such portion thereof. To the extent within Landlord’s reasonable control, Landlord agrees to use reasonable efforts to restore such interrupted or discontinued service as soon as reasonably practicable.
     16. Telephone and Data Equipment. Landlord shall have no responsibility for providing to Tenant any telephone equipment, including wiring, within the Premises or for providing telephone service or connections from the utility to the Premises, except as required by law. Tenant shall not alter, modify, add to, or disturb any telephone or data wiring in the Premises or elsewhere in the Building without Landlord’s prior written consent in each instance, which consent (i) shall not be unreasonably withheld with respect to telephone or data wiring located within the Premises, and (ii) may be withheld in Landlord’s sole and absolute discretion with respect to telephone or data wiring located outside of the Premises (but which shall not be unreasonably withheld with respect to telephone or data wiring located outside of the Premises to the extent necessary for the operation of Tenant’s telephone and data systems within the Premises). Tenant shall be liable to Landlord for any damage to the telephone or data wiring in the Building due to the act, negligent or otherwise, of Tenant or any employee, contractor or other agent of Tenant. Tenant shall have no access to the telephone closets within the Building, except in the manner and under procedures reasonably established by Landlord. Tenant shall promptly notify Landlord of any actual or suspected failure of telephone or data service to the Premises. All costs incurred by Landlord for the installation, maintenance, repair and replacement of telephone wiring within the Building shall be an Operating Expense to the extent permitted hereunder, unless Landlord is reimbursed for such costs by other tenants of the Building. Landlord shall not be liable to Tenant and Tenant waives all claims against Landlord whatsoever, whether for personal injury, property damage, loss of use of the Premises, or otherwise, due to the interruption or failure of telephone or data services to the Premises for any reason. Tenant has been advised by Landlord, but has not been required, to obtain loss of rental insurance adequate to cover any damage, loss or expense occasioned by the interruption of telephone or data service.

     17. Signs. Landlord shall install, at Landlord’s cost, (i) a Building-standard suite entry sign on the door to the Premises, or adjacent to the entry to the Premises, and (ii) a Building standard listing on the Building’s main lobby directory. If adequate space is then available after the fourth (4th) and fifth (5th) floors of the Building have been fully leased, Landlord, at Tenant’s cost, shall install an identification sign on the existing monument sign on the Property showing Tenant’s name and/or logo (the “Exterior Sign”). The design, materials, and content of such Exterior Sign shall be designed by Tenant, at Tenant’s cost, and submitted to Landlord for Landlord’s review and approval. Such Exterior Sign shall be of similar quality to other tenant signage located on the existing monument sign and shall otherwise comply with applicable Laws. The Exterior Sign shall be installed by or at the direction of Landlord at Tenant’s sole cost and expense. Upon the expiration or earlier termination of this Lease, the Exterior Sign shall be removed, and the area affected thereby shall be restored, by Landlord at Tenant’s sole cost and expense. Except as expressly permitted hereunder, Tenant shall not paint or place any signs, placards, or other advertisements of any character upon the windows or inside walls of the Premises (except with the prior consent of Landlord, which consent may be withheld by Landlord in its absolute discretion), and Tenant shall place no signs upon the outside walls, common areas or the roof of the Building.
     18. Parking. No rights to specific parking spaces are granted under this Lease; however, subject to Landlord’s rights pursuant to the last sentence of this Section 18, Tenant shall be entitled to use up to Tenant’s Share of the total number of unreserved surface parking spaces in the parking facilities located on the Property (and the Reserved Spaces, as defined below, shall be included for purposes of determining Tenant’s Share of such parking spaces hereunder). Other than the Reserved Spaces (as hereinafter defined), all parking spaces provided to Tenant shall be unreserved and are to be used by Tenant, its employees and invitees in common with the other tenants of the Building and their employees and invitees. Landlord reserves the right to build improvements upon, reduce the size of, relocate, reconfigure, eliminate, and/or make alterations or additions to such parking facilities at any time; provided such alterations shall not reduce the number of Reserved Spaces provided to Tenant hereunder. In addition to the foregoing, Tenant shall have the right and license during the Term hereof, without additional charge therefor, to use six (6) covered reserved parking spaces (the “Reserved Spaces”), which Reserved Spaces shall initially be at the location(s) set forth on Exhibit G attached hereto and made a part hereof, and which Reserved Spaces shall be identified as reserved for Tenant’s exclusive use; provided, Landlord shall be authorized to relocate any of the Reserved Spaces to other covered reserved spaces on the Property from time to time during the Term hereof upon reasonable prior written notice to Tenant. Tenant’s use of any and all parking spaces hereunder shall be subject at all times to Landlord’s standard parking rules and regulations in effect from time to time during the Term hereof. It is acknowledged and agreed that the Reserved Spaces are being provided solely as a concession to Tenant hereunder, and that such Reserved Spaces shall not be made available to any subtenant, assignee, or any other party (other than an Affiliate, as hereinafter defined). Upon written notice from Tenant, Landlord shall use commercially reasonable efforts to police the Reserved Spaces in the event that unauthorized parties are using the same.
     19. [Intentionally Omitted]

     20. Tenant Construction.
          (a) Landlord will construct the Premises substantially in accordance with the Plans, as defined in the Work Letter attached as Exhibit B hereto and made a part hereof (the “Work Letter”). Landlord shall perform the Work (as defined in the Work Letter) at Landlord’s sole cost and expense and in accordance with the Work Letter attached hereto. In the event that Tenant desires any Additional Work (as defined in the Work Letter) be performed by Landlord, such Additional Work shall be at Tenant’s sole cost and expense. Tenant and Landlord agree that all costs of the Additional Work, if any, shall be the sole responsibility of Tenant and shall be paid by Tenant to Landlord in accordance with the provisions of Section 3(b) of the Work Letter. The amount due for each installment shall be set forth in a written invoice from Landlord. Should Tenant fail to pay for any such costs within thirty (30) days following Landlord’s invoice therefor, such amount due shall accrue interest at the rate set forth in Section 8 hereof, and the failure to pay such amount when due shall be a default, subject to the provisions of Section 34 below.
          (b) The Work Letter attached hereto as Exhibit B and executed by Landlord and Tenant, is hereby made a part of this Lease, and its provisions shall control in the event of a conflict with the provisions contained in this Lease.
     21. Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, war, acts of terrorism, any act of God, or any other event beyond Landlord’s control (a “Force Majeure Event”) which results in Landlord or Tenant being unable to timely perform its obligations hereunder to repair the Premises, provide services, complete Work (as provided in Exhibit B), or otherwise perform its non-monetary obligations, so long as Landlord or Tenant, as the case may be, diligently proceeds to perform such obligations after the end of such Force Majeure Event, Landlord or Tenant, as the case may be, shall not be in breach hereunder and this Lease shall not terminate; provided, except as expressly provided to the contrary in this Lease, in no event shall Tenant’s obligation to pay any Net Rent, Additional Rent, or any other charges and sums due and payable be excused as a result of any such Force Majeure Event.
E. Repairs/Alterations/Casualty/Condemnation.
     22. Repairs By Landlord. Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease, subject only to Landlord’s obligations to repair defective Work and to complete punchlist items as described in Exhibit B attached hereto. Except as expressly provided to the contrary in this Lease, in no event shall Tenant be entitled to compensation or any other damages or any other remedy against Landlord in the event the Premises are not deemed suitable for Tenant’s use. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as set forth in this Lease, and subject to Landlord’s obligations to repair defective Work and to complete punchlist items as described in Exhibit B attached hereto. Except for damage caused by casualty and condemnation (which shall be governed by Section 25 and 26 below), and subject to normal wear and tear, Landlord shall maintain in good order and repair and in a neat and clean first-class condition the exterior walls, roof, common areas, foundation, structural portions, base Building mechanical, electrical, plumbing, HVAC, sprinkler, life safety, and security systems, and any other improvements owned by Landlord on the Property, subject to normal wear and tear and damage by casualty or condemnation, provided such repairs are not occasioned by the negligence or willful misconduct of the Tenant Indemnified Parties, or any of them, any guest or invitee of Tenant, or any subtenant or occupant of the Premises.
     23. Repairs By Tenant. Except as described in Section 22 above, Tenant shall, at its own cost and expense, maintain the Premises in good order and repair and in a neat and clean first-class condition, including making all necessary repairs and replacements, subject to normal wear and tear and damage by casualty or condemnation. Subject to the waivers set forth in Section 28(e) hereof, Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building caused by the Tenant Indemnified Parties, or any of them, any guest or invitee of Tenant, or any subtenant or occupant of the Premises, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, other than the Work or any other improvements constructed by Landlord, and (ii) the moving of any property into or out of the Premises, except to the extent that any of the same are caused by the negligence or willful misconduct of the Landlord Indemnified Parties, or any of them. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, upon prior reasonable notice to Tenant (except in an emergency) make the required repairs and replacements and the reasonable out-of-pocket costs of such repair or replacements shall be charged to Tenant as additional Rent and shall become due and payable by Tenant with the monthly installment of Net Rent next due hereunder.
     24. Alterations and Improvements/Liens.
          (a) Except for the Work to be constructed by Landlord pursuant to Exhibit B attached hereto, and except for minor, decorative alterations which do not impact the Building structure or systems, are not visible from outside the Premises, and do not cost in excess of $25,000.00 in the aggregate in any consecutive twelve (12) month period, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent may be granted or withheld in Landlord’s sole discretion if the alterations will impact the Building structure or systems or will be visible from outside the Premises, but which consent shall not be unreasonably withheld if the alterations will not impact the Building structure or systems and will not be visible from outside the Premises. Upon Landlord’s reasonable request, Tenant will deliver to Landlord plans and specifications for any proposed alterations, additions or improvements and shall reimburse Landlord for Landlord’s reasonable out-of-pocket cost to review such plans. Any alterations, physical additions or improvements shall at once become the property of Landlord; provided, however, that Landlord, at its option, may require Tenant to remove any alterations, additions or improvements in order to restore the Premises to the condition existing on the Commencement Date, subject to normal wear and tear (but only if Landlord notified Tenant at the time of Landlord’s consent to any such alterations, additions or improvements that Landlord would, or expressly reserved the right to, require the removal thereof). All costs of any such alterations, additions or improvements shall be borne by Tenant. All alterations, additions or improvements shall be made in a good, first-class, workmanlike manner and in a manner that does not disturb other tenants (i.e., any loud work must be performed during non-business hours) and Tenant must maintain appropriate liability and builder’s risk insurance throughout the construction. Except to the extent that such alterations, additions or improvements are performed by Landlord or Landlord’s contractors, Tenant does hereby indemnify and hold Landlord harmless from and against any and all claims for damages or death of persons or damage or destruction of property arising out of or relating to the performance of any such alterations, additions or improvements made by or on behalf of Tenant, except to the extent such claims arise from the negligence or willful misconduct of the Landlord Indemnified Parties, or any of them. Under no circumstances shall Landlord be required to pay, during the Term of this Lease and any extensions or renewals thereof, any ad valorem or Property tax on such alterations, additions or improvements, Tenant hereby covenanting to pay all such taxes when they become due. In the event any alterations, additions, improvements or repairs are to be performed by contractors or workmen other than Landlord’s contractors or workmen, any such contractors or workmen must first be approved, in writing, by Landlord (which approval will not be unreasonably withheld). Landlord agrees to assign to Tenant any rights Landlord may have against the contractor with respect to any work performed by such contractor in connection with improvements made by Landlord at the request of Tenant.
          (b) Nothing contained in this Lease shall authorize or empower Tenant to do any act which shall in any way encumber Landlord’s title to the Building, Property, or Premises, nor in any way subject Landlord’s title to any claims by way of lien or encumbrance whether claimed by operation of law or by virtue of any expressed or implied contract of Tenant, and any claim to a lien upon the Building or Premises arising from any act or omission of Tenant shall attach only against Tenant’s interest and shall in all respects be subordinate to Landlord’s title to the Building, Property, and Premises. If Tenant has not removed any such lien or encumbrance or (provided that Tenant is contesting such lien or encumbrance) delivered to Landlord a title indemnity, bond, letter of credit, or other security reasonably satisfactory to Landlord, within forty-five (45) days after written notice to Tenant by Landlord, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for making any investigation as to the validity thereof, and the amount so paid shall be deemed additional Rent reserved under this Lease due and payable forthwith.
     25. Destruction or Damage.
          (a) If the Building or the Premises are totally destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that, in Landlord’s reasonable opinion, the damage cannot be restored within one hundred eighty (180) days of the date Landlord provides Tenant written notice of Landlord’s reasonable estimate of the time necessary to restore the damage, or if the damage is not covered by standard “all risks” property insurance, or if the Landlord’s lender requires that the insurance proceeds be applied to its loan, either Landlord or Tenant shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice delivered to the other party hereto on or before thirty (30) days following Landlord’s notice described in the next sentence and Rent shall be accounted for as between Landlord and Tenant as of the date of such casualty or damage. Landlord shall provide Tenant with written notice no later than sixty (60) days following the date of such damage of the estimated time needed to restore, whether the loss is covered by Landlord’s insurance coverage and whether or not Landlord’s lender requires the insurance proceeds be applied to its loan.

          (b) If the Premises are damaged by any such casualty or casualties but Landlord is not entitled to or does not terminate this Lease as provided in subparagraph (a) above, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing no later than sixty (60) days after the date of such damage that such damage will be restored (and will include Landlord’s good faith estimate of the date the restoration will be complete), in which case Rent shall abate as to any portion of the Premises which is not usable for the operation of Tenant’s business, as reasonably determined by Tenant (and so long as Tenant in fact ceases operating its business in such portion of the Premises), for the period of such untenantability, and Landlord shall promptly commence to diligently restore the Premises to substantially the same condition as before such damage occurred as soon as practicable, whereupon full Rent shall recommence.
          (c) If such damage occurs within the last twelve (12) months of the Term, either party shall have the right, upon delivery of written notice to the other party within thirty (30) days following such damage, to cancel and terminate this Lease as of the date of such damage, provided, however, that (i) Tenant may not elect to terminate this Lease if such damage was caused by the intentional misconduct of the Tenant Indemnified Parties, or any of them, or any subtenant or occupant of the Premises, and (ii) Landlord may not elect to terminate this Lease if such damage was caused by the intentional misconduct of the Landlord Indemnified Parties, or any of them.
          (d) Tenant agrees that Landlord’s obligation to restore, and the abatement of Rent provided herein, or Tenant’s right to terminate as above set forth in this Section 25, shall be Tenant’s sole recourse as against Landlord or in connection with this Lease in the event of such damage, and waives any other rights Tenant may have under any applicable Law to terminate the Lease by reason of damage to the Premises or Property. If prior to any such election to terminate Tenant has elected to extend the Term pursuant to the provisions of this Lease and such election may not then according to its terms be rescinded or terminated, then for purposes of Section 25(c) hereof the Term shall be deemed to expire on such extended date.
     26. Eminent Domain. If the whole of the Building or Premises, or such portion thereof as will make the Building or Premises unusable in the reasonable judgment of Landlord (with respect to the Building) or Tenant (with respect to the Premises) for their intended purposes, is condemned or taken by any legally constituted authority for any public use or purpose, then in either of such events, this Lease shall terminate and the Term hereby granted shall cease from that time when possession thereof is taken by the condemning authorities, and Rent shall be accounted for as between Landlord and Tenant as of such date. If a portion of the Building or Premises is so taken, but not such amount as will make the Premises unusable for the operation of Tenant’s business in the reasonable judgment of Tenant for the purposes herein leased, or if this Lease has not terminated, this Lease shall continue in full force and effect and the Rent shall be reduced prorata in proportion to the amount of the Premises so taken. Except as expressly permitted hereunder, Tenant shall have no right or claim to any part of any award made to or received by Landlord for such condemnation or taking, and all awards for such condemnation or taking shall be made solely to Landlord; provided, however, that Tenant shall have the right to pursue any separate award for loss of its equipment and trade fixtures and for moving expenses so long as such action does not reduce the award to which Landlord is entitled.

     27. Damage or Theft of Personal Property . All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, or other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligence or willful misconduct of the Landlord Indemnified Parties, or any of them (but subject to the insurance and waiver of subrogation provisions set forth in Section 28 below).
F. Insurance/Indemnities/Waiver/Estoppel.
     28. Insurance; Waivers.
          (a) Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:
               (i) Commercial General Liability (“CGL”) Insurance written on an occurrence basis, covering the Premises and all operations of the Tenant in or about the Premises against claims for bodily injury and property damage and to include contractual liability coverage insuring Tenant’s indemnification obligations under this Lease, to be in combined single limits of not less than $1,000,000 each occurrence for bodily injury and $500,000 for property damage, $1,000,000 for personal injury, and to have general aggregate limits of not less than $2,000,000 (per location) and Umbrella Liability Insurance in an amount not less than $3,000,000 for each policy year. The general aggregate limits under the Commercial General Liability insurance policy or policies shall apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and such policy shall contain an endorsement to that effect. The certificate of insurance evidencing the CGL form of policy shall specify all endorsements required herein and shall specify on the face thereof that the limits of such policy apply separately to the Premises.
               (ii) Insurance covering all of the items included in Tenant’s leasehold improvements, heating, ventilating and air conditioning equipment maintained by Tenant, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant pursuant to Section 24, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the standard form of “all-risks” fire and casualty insurance policy.
               (iii) Workers’ Compensation and Employer’s Liability insurance affording statutory coverage and containing statutory limits with the Employer’s Liability portion thereof to have minimum limits of $500,000.00.
          (b) All policies of the insurance provided for in Section 28(a) above shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A-VIII in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located. Each and every such policy:

               (i) shall name Landlord, Landlord’s property manager and the Association as additional insureds (as well as any mortgagee of Landlord and any other party having an interest in the Property, as designated by Landlord from time to time), except with respect to the insurance described in Section 28(a)(iii) above and insurance relating solely to Tenant’s personal property;
               (ii) shall (and a certificate thereof shall be delivered to Landlord at or prior to the execution of the Lease) be delivered to Landlord, the Association, and any such other parties in interest within thirty (30) days after delivery of possession of the Premises to Tenant and thereafter within five (5) days after the inception (or renewal) of each new policy, and as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;
               (iii) shall contain a provision that the insurer will give to Landlord, the Association, and such other parties in interest at least thirty (30) days notice in writing (and ten days in the case of non-payment) in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and
               (iv) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.
          (c) Any insurance provided for in Section 28(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:
               (i) Landlord, Landlord’s property manager, the Association, and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;
               (ii) the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance; and
               (iii) the requirements set forth in this Section 28 are otherwise satisfied.
          (d) During the Term hereof, Landlord shall in a manner comparable to other comparable office buildings in the commercial market where the Building is located keep in effect (i) commercial property insurance for the full replacement value from time to time during the Term of the Building, its fixtures and equipment, and rent loss insurance for a period and amount of not less than one (1) year of rent (such commercial property insurance policy shall, at a minimum, cover the perils insured under the ISO special causes of loss form which provides “all risk” coverage, and include replacement cost coverage), and (ii) a policy or policies of commercial general liability insurance insuring against liability arising out of the risks of death, bodily injury, property damage and personal injury liability with respect to the Building and Property.
          (e) Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by “all risks” property insurance of the type described in Section 28(a)(ii) and Section 28(d)(i) above. The risk to be borne by each party shall also include the satisfaction of any deductible amounts required to be paid under the applicable “all risks” fire and casualty insurance carried by the party whose property is damaged, and each party agrees that the other party shall not be responsible for satisfaction of such deductible. These waivers shall apply if the damage would have been covered by a customary “all risks” insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by “all risks” insurance of the type described in Section 28(a)(ii) and Section 28(d)(i). Each such policy shall include a waiver of all rights of subrogation by the insurance carrier against the other party, its agents and employees with respect to property damage covered by the applicable “all risks” fire and casualty insurance policy.
          (f) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that Landlord has advised (but has not required) Tenant to obtain a standard form policy of Business Interruption Insurance equal to not less than fifty percent (50%) of the estimated gross earnings (as defined in the standard form of business interruption insurance policy) of Tenant at the Premises issued on an “all risks” basis (or its equivalent ), and any failure or refusal of Tenant to obtain such standard form policy of Business Interruption Insurance issued on an “all risks” basis (or its equivalent) at such amount shall be at Tenant’s sole risk, and in no event shall Landlord have any liability or responsibility whatsoever for, nor shall Rent payable hereunder abate in connection with, matters or occurrences which would or should have been covered under such standard form policy of Business Interruption Insurance issued on an “all risks” basis (or its equivalent) had Tenant obtained and/or maintained the same.
     29. Indemnities. Tenant does hereby indemnify and save harmless the Landlord Indemnified Parties, and each of them, from and against (i) all claims for damages to persons or property which are caused anywhere in the Building or on the Property by the negligence or willful misconduct of the Tenant Indemnified Parties, or any of them, any guest or invitee of Tenant, or any subtenant or occupant of the Premises, or which occur in the Premises (or arise out of actions taking place in the Premises), except to the extent that such damage is caused by the negligence or willful misconduct of the Landlord Indemnified Parties, or any of them, and (ii) any and all claims, damages, losses, liabilities, fines, penalties, forfeitures, and expenses (including without limitation court costs and attorneys’ fees) arising from or related to any breach of Tenant’s representations, certification, and warranties under Section 61 hereof. Landlord does hereby indemnify and hold harmless the Tenant Indemnified Parties, and each of them, from and against all claims for damage to persons or property which are caused anywhere in the Building or on the Property by the negligence or willful misconduct of the Landlord Indemnified Parties, or any of them, or which occur in the common areas of the Building, except to the extent that such damage is caused by the negligence or willful misconduct of the Tenant Indemnified Parties, or any of them, any guest or invitee of Tenant, or any subtenant or occupant of the Premises. The indemnities set forth hereinabove shall include the application to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. The indemnities contained herein do not override the waivers contained in Section 28(e) above.

     30. Acceptance and Waiver. Except to the extent caused by the negligence or willful misconduct of the Landlord Indemnified Parties, or any of them (but subject to the insurance provisions in Section 28 above), Landlord shall not be liable to the Tenant Indemnified Parties, or any of them, any guest or invitee of Tenant, or any subtenant or occupant of the Premises for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from electricity, but Tenant, by moving into the Premises and taking possession thereof, shall accept, and shall be held to have accepted the Premises as suitable for the purposes for which the same are leased, and shall accept and shall be held to have accepted the Building and every appurtenances thereof, and Tenant by said act waives any and all defects therein, subject only to Landlord’s obligations to repair defective Work and to complete punchlist items as described in Exhibit B attached hereto; provided, however, that this Section shall not preclude Tenant from seeking recovery from any third party responsible for such damage or injury.
     31. Estoppel. Tenant shall, from time to time, upon not less than ten (10) business days prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and whether Tenant has any offsets or defenses against Landlord under this Lease, and whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises. Landlord shall, from time to time, upon not less than ten (10) business days prior written request by Tenant, execute, acknowledge and deliver to Tenant a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Landlord is not in default hereunder and whether Landlord has any offsets or defenses against Tenant under this Lease, and whether or not to the best of Landlord’s knowledge Tenant is in default hereunder (and if so, specifying the nature of the default), it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective lender to Tenant.
G. Default/Remedies/Surrender/Holding Over.
     32. Notices. Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth in Paragraph 12 of the Basic Lease Provisions. Each party shall further use reasonable efforts to provide the other party with a courtesy copy of any notice by fax and by electronic mail. Any such notice shall be deemed given on the earlier of two business days after the date sent in accordance with one of the permitted methods described above or the date of actual receipt thereof, provided that receipt of notice solely by fax or electronic mail shall not be deemed to be delivery of notice hereunder. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Section 32. The initial notice addresses for each party are set forth in the Basic Lease Provisions.
     33. Abandonment of Premises. Tenant agrees not to abandon or vacate the Premises during the Term of this Lease. If Tenant does abandon or vacate the Premises for more than ninety (90) days, Landlord may terminate this Lease, by written notice to Tenant at any time prior to Tenant reoccupying the Premises, but such termination shall not entitle Landlord to pursue any other remedies unless an uncured Default then exists, in which case Landlord may pursue any and all remedies provided by this Lease, at law or in equity.
     34. Default. If Tenant shall default in the payment of Rent herein reserved when due (provided, in the case of the first such failure in any consecutive twelve (12) month period only, such failure shall not constitute a default hereunder unless Tenant shall fail to pay such Rent within five (5) days following written notice from Landlord); or if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provisions requiring the payment of Rent, and fails to cure such non-monetary default within thirty (30) days after written notice of such default is given to Tenant by Landlord, provided however that if such non-monetary default is of such a nature that it cannot through the exercise of diligent and reasonable efforts be cured within thirty (30) days, then Tenant shall not be in default in such instance if Tenant promptly commences and diligently pursues the cure of such non-monetary default to completion as soon as possible and in all events within ninety (90) days after such initial notice; or if Tenant is adjudicated a bankrupt; or if a permanent receiver is appointed for Tenant’s property and such receiver is not removed within sixty (60) days after appointment thereof; or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future laws, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; or if Tenant’s effects should be levied upon or attached and such levy or attachment is not satisfied or dissolved within thirty (30) days after such levy or attachment; or, if Tenant is an individual, in the event of the death of the individual and the failure of the executor, administrator or personal representative of the estate of the deceased individual to have assigned the Lease within three (3) months after such death to an assignee approved by Landlord; then, and in any of such events, Landlord, at its option, may exercise any or all of the remedies set forth in Section 35 below.
     35. Landlord’ s Remedies. Upon the occurrence of any default set forth in Section 34 above which is not cured by Tenant within the applicable cure period provided therein, if any, Landlord may exercise all or any of the following remedies:
          (a) terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice; and if Tenant fails to so surrender, Landlord shall have the right, without notice and to the extent permitted by applicable Law, to enter upon and take possession of the Premises and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;

          (b) terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including without limitation, the then present value (discounted at a rate equal to the then issued treasury bill having a maturity approximately equal to the remaining Term of this Lease had such default not occurred) of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the Term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Premises for the same period (as determined by a real estate broker selected by Landlord who is licensed in the state where the Building is located, who has at least ten (10) years experience immediately prior to the date in question in evaluating commercial office space, taking into account all relevant factors including, without limitation, the length of the remaining Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Term and inflation), plus (iii) the costs of recovering the Premises, and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorneys’ fees, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;
          (c) without terminating this Lease, and without notice to Tenant, Landlord may in its own name, but as agent for Tenant enter into and take possession of the Premises and re-let the Premises, or any portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (Landlord shall use commercially reasonable efforts to mitigate its damages hereunder to the extent required by applicable Law). Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the Term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;
          (d) allow the Premises to remain unoccupied (so long as Landlord uses commercially reasonable efforts to mitigate its damages in accordance with applicable Law) and collect Rent from Tenant as it becomes due; or
          (e) pursue such other remedies as are available at law or in equity.
     36. Service of Notice. Except as otherwise provided by law, Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder, Tenant’s Chief Financial Officer, being the person in charge of or occupying the Premises at the time of such proceeding or notice; and if no person be in charge or occupying the Premises, then such service may be made by attaching the same to the front entrance of the Premises.
     37. Advertising. Landlord may advertise the Premises as being “For Rent” at any time following a default by Tenant which results in Landlord taking possession of the Premises in accordance with the terms and provisions of this Lease, and at any time within one hundred eighty (180) days prior to the expiration, cancellation or termination of this Lease for any reason, and during any such periods Landlord may exhibit the Premises to prospective tenants upon prior reasonable notice to Tenant. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use and occupancy of the Premises resulting from Landlord’s activities hereunder.
     38. Surrender of Premises. Upon the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder, Tenant at once shall surrender the Premises, and the keys thereto, to Landlord “broom clean” and in substantially the same condition as on the Commencement Date hereof, normal wear and tear and damage by casualty or condemnation excepted, and Tenant shall remove all of its personal property therefrom. Subject to the terms and provisions of Section 24 hereof, Tenant shall, if directed to do so by Landlord, remove all alterations, additions, and improvements which have been made therein by or on behalf of Tenant and restore the Premises to its original condition prior to the construction of any such alterations, additions, and improvements, normal wear and tear and damage by casualty or condemnation excepted. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be permitted by applicable Law. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease or any renewal falls on a Saturday, Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.
     39. [Intentionally Omitted]
     40. Removal of Fixtures. Tenant may, prior to the expiration of the Term of this Lease, or any extension thereof, remove any fixtures and equipment which Tenant has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant promptly repairs all damages to the Premises caused by such removal.
     41. Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice (except such notice as may be required by applicable Law), and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be at 150% of the monthly Net Rent and Additional Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term, which monthly rental shall increase from 150% to 200% of such monthly Net Rent and Additional Rent if such holding over continues for more than thirty (30) days. In addition, if such holding over continues for more than thirty (30) days, Tenant shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space; provided, Tenant shall not be liable for damages arising in connection with the loss of a prospective tenant for such space unless Landlord shall have first notified Tenant in writing that Landlord has identified a prospective tenant for such space, and Tenant has continued to hold over beyond the date set forth in such notice. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section 41 shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term hereof, or any renewal term.

     42. Attorney’s Fees. In the event of any action, suit or proceeding brought by Landlord or Tenant to enforce any of the other’s covenants and agreements in this Lease, the prevailing party shall be entitled to recover from the non-prevailing party any costs, expenses and reasonable attorneys’ fees incurred in connection with such action, suit or proceeding.
     43. Mortgagee’ s Rights.
          (a) Tenant agrees that this Lease shall be subject and subordinate (i) to any mortgage, deed of trust or other security interest now encumbering the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any mortgage, deed of trust or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes the Lease which now exists or which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which now exists or any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents which the counsel for Landlord or Holder may reasonably deem necessary to evidence the subordination of the Lease to the Security Documents. If Tenant fails to execute any such requested documents within ten (10) business days after request therefor, Landlord or Holder is hereby empowered to execute such documents in the name of Tenant evidencing such subordination, as the act and deed of Tenant, and this authority is hereby declared to be coupled with an interest and not revocable.
          (b) In the event of a foreclosure pursuant to any Security Documents, Tenant shall thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.
          (c) If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under the Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in the Lease, for the recovery of Rent or for any other default or event of default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord) unless such act or omission is of a continuing nature; or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without its consent. Landlord shall use commercially reasonable efforts to notify Tenant in writing of any such Holder or Purchaser.
          (d) Notwithstanding anything to the contrary set forth in this Section 43, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that the Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.
H. Landlord Entry/Relocation/Assignment and Subletting.
     44. Entering Premises. Landlord may enter the Premises at reasonable hours provided that Landlord’s entry shall not unreasonably interrupt Tenant’s business operations and that reasonable prior notice is given (except in the event of an emergency, in which case no prior notice shall be required): (a) to make repairs, perform maintenance and provide other services described in Section 22 above (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants; (b) to inspect the Premises in order to confirm that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof, (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings in the Premises and elsewhere in the Building; and (e) to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant; provided, Landlord shall repair any damages to the Premises to the extent caused by Landlord’s activities under this Section 44. The Rent reserved herein shall not abate while such repairs, alterations or additions are being made and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant because of the prosecution of any such work; provided, Landlord shall repair any damages to the Premises to the extent caused by Landlord’s activities under this Section 44. Unless any work would unreasonably interfere with Tenant’s use of the Premises if performed during business hours, all such repairs, decorations, additions and improvements shall be done during ordinary business hours, or, if any such work is at the request of Tenant to be done during any other hours, the Tenant shall pay all overtime and other extra costs.
     45. [Intentionally Omitted]

     46. Assignment and Subletting.
          (a) Except with respect to an Affiliate (as hereinafter defined), Tenant may not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. Without limitation, and notwithstanding any provisions of this Section 46 to the contrary, it shall be deemed reasonable for Landlord to withhold its consent to a proposed assignment or sublease hereunder if: (i) the transferee is of a character or reputation or engaged in a business which is not consistent with the quality or nature of the Building or other tenants of the Building; (ii) the transferee intends to use the Premises or any portion thereof for purposes which are not permitted under this Lease; (iii) the transferee is a governmental entity (or any agency or instrumentality thereof); (iv) the proposed transferee is an occupant of the Building or has negotiated to lease space in the Building from Landlord during the prior twelve (12) month period; (v) the proposed transferee is not financially able to perform the obligations to be assumed by such transferee in connection with the proposed assignment or sublease; (vi) the transfer involves a partial or collateral assignment, or a mortgage, pledge, hypothecation, or other encumbrance or lien on this Lease, or a transfer by operation of law; (vii) the proposed assignment or sublease would cause Landlord to be in violation of any laws or any other lease, mortgage or agreement to which Landlord is a party, would give a tenant of the Building a right to cancel its lease, or the proposed assignment or sublease provides for a rental or other payment for the leasing, use, occupancy, or utilization of all or any portion of the Premises based, in whole or in part, on the income or profits derived by any person from the property so leased, used, occupied, or utilized, other than an amount based on a fixed percentage or percentages of gross receipts or sales; or (viii) Tenant has committed and failed to cure a default under this Lease, which default remains uncured at the time of Tenant’s request for such assignment or sublease.
          (b) Except with respect to an Affiliate, in the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent (except to the extent that Alma Lasers, Inc. remains the named tenant hereunder, in which event no assignment shall be deemed to have occurred). Consent to one assignment or sublease shall not destroy or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event of any default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent directly from the subtenant. In addition, upon any request by Tenant for Landlord’s consent to an assignment or sublease (other than an assignment or sublease to an Affiliate), Landlord may elect to terminate this Lease and recapture all of the Premises (in the event of an assignment request) or the applicable portion of the Premises (in the event of a subleasing request); provided, however, if Landlord notifies Tenant that Landlord elects to exercise this recapture right, Tenant may, within five (5) business days of its receipt of Landlord’s recapture notice, notify Landlord that Tenant withdraws its request to sublease or assign, in which case Tenant shall continue to lease all of the Premises, subject to the terms of this Lease and Landlord’s recapture notice shall be null and void.

          (c) Except with respect to an Affiliate, if Tenant desires to assign or sublease, Tenant shall provide written notice to Landlord describing the proposed transaction in detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant) reasonably necessary to permit Landlord to evaluate the proposed transaction. Landlord shall notify Tenant within fifteen (15) days after Landlord’s receipt of such notice whether Landlord elects to exercise Landlord’s recapture right and, if not, whether Landlord consents to the requested assignment or sublease. If Landlord fails to respond within such 15-day period, Landlord will be deemed not to have elected to recapture and to have consented to the assignment or sublease. If Landlord does consent or is deemed to have consented to any assignment or sublease request and the assignee or subtenant pays to Tenant in connection with such assignment or sublease an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable and actual out-of-pocket expenses in obtaining such assignment or sublease, including alterations, broker’s commissions , attorneys’ fees, and any tenant improvements , amortized in equal monthly installments at a rate of eight percent (8%) per annum over the then remainder of the Term), Tenant shall pay fifty percent (50%) of such excess to Landlord as and when the monthly payments are received by Tenant. Any subletting or assignment hereunder shall not release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue fully liable thereunder. Any subtenant or subtenants or assignee shall agree in a form reasonably satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions , provisions and agreements of this Lease to the extent of the space sublet or assigned , and Tenant shall deliver to Landlord promptly after execution, an executed copy of each such sublease or assignment and an agreement of compliance by each such subtenant or assignee. Tenant agrees to pay to Landlord all reasonable out-of-pocket costs incurred by Landlord (including fees paid to consultants (as may be required) and attorneys) in connection with any request by Tenant for Landlord to consent to any assignment or subletting by Tenant, which costs shall not exceed the sum of Two Thousand and No/100 Dollars ($2,000.00) per request in the case of routine requests not requiring extended administrative review or attorney negotiation.
          (d) Notwithstanding anything in this Section 46 to the contrary, Tenant may, without the prior consent of Landlord, assign or sublet all or any portion of the Premises to any Affiliate (as hereinafter defined) of Tenant, provided that (1) Tenant continues to be fully liable hereunder, (2) Tenant is not in default beyond any applicable notice and cure period under this Lease at the time of giving notice thereof or on the effective date of such sublease or assignment, (3) Tenant delivers to Landlord copies of such assignment or sublease and information establishing that the proposed assignee or sublessee is an Affiliate, and (4) Tenant notifies Landlord in writing thereof within ten (10) business days following the effective date of the proposed assignment or sublease and otherwise complies with the terms and provisions hereof. For purposes of the foregoing, “Affiliate” shall mean: (i) any subsidiary of Tenant; (ii) any parent company of Tenant; (iii) any entity which directly or indirectly controls, is controlled by, or is under common control with Tenant; or (iv) any entity which acquires or succeeds to all or substantially all of the assets or business of Tenant (including, without limitation, all rights and obligations of Tenant under this Lease); provided, in each case, Landlord is reasonably satisfied with the financial condition of such entity (which financial condition shall be deemed reasonably satisfactory for purposes hereof if such Affiliate has a net worth greater than or equal to the net worth of Tenant as of the date of this Lease). The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.
I. Sale of Building; Limitation of Liability.
     47. Sale. In the event the original Landlord hereunder, or any successor owner of the Building, shall sell or convey the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.
     48. Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the Building, as such interest is constituted from time to time, and neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner or member of any partner or member of Landlord, shall have any individual or personal liability whatsoever with respect to this Lease. Except as otherwise provided by applicable Law, Landlord agrees that no officer, director, shareholder, or partner or member of any partner or member of Tenant, shall have any individual or personal liability whatsoever with respect to this Lease.
J. Brokers/Construction/Authority.
     49. Broker Disclosure. The Tenant’s Broker identified in the Basic Lease Provisions, who is a real estate broker licensed in the State where the Building is located, has acted as agent for Tenant in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. Landlord represents that Landlord has dealt with no other broker other than the broker(s) identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim. Tenant represents that Tenant has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim.
     50. Definitions. “Landlord,” as used in this Lease, shall include the party named in the first paragraph hereof, its assigns and successors in title to the Premises. “Tenant” shall include the party named in the first paragraph hereof, its successors, and, if this Lease shall be validly assigned or sublet, shall also include Tenant’s assignees or subtenants, as to the Premises, or portion thereof, covered by such assignment or sublease. “Landlord” and “Tenant” include male and female, singular and plural, corporation, partnership, limited liability company (and the officers, members, partners, employees or agents of any such entities) or individual, as may fit the particular parties.
     51. Construction of this Agreement. No failure of either Landlord or Tenant to exercise any power given such party hereunder, or to insist upon strict compliance by the other party hereto of its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of such party’s right to demand exact compliance with the terms hereof. Time is of the essence of this Lease. No inference in favor of or against any party should be drawn from the fact that such party drafted or participated in the drafting of this Lease or that such provisions have been drafted on behalf of such party.
     52. No Estate In Land. This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a right of use, not subject to levy or sale, and not assignable by Tenant except as provided herein.
     53. Paragraph Titles; Severability . The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.
     54. Cumulative Rights. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.
     55. Waiver of Jury Trial. Landlord and Tenant shall and do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any statutory remedy.
     56. Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.
     57. Submission of Agreement. The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord, but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of ten (10) business days after delivery to Landlord. During such period and in reliance on the foregoing, Landlord may, at Landlord’s option, deposit any Security Deposit and Rent, proceed with any plans, specifications, alterations or improvements, and permit Tenant to enter the Premises, but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord signing and delivering this Lease to Tenant.
     58. Authority. If Tenant or Landlord executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant or Landlord, as the case may be, does hereby personally represent and warrant that Tenant or Landlord, as the case may be, is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant or Landlord, as the case may be, is qualified to do business in the state where the Building is located, that Tenant or Landlord, as the case may be, has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant or Landlord, as the case may be, is authorized to do so. In the event any such representation and warranty is false, all persons who execute this Lease shall be individually, jointly and severally, liable as Tenant or Landlord, as the case may be. Upon Landlord’s or Tenant’s request, as the case may be, the requested party shall provide to the requesting party evidence reasonably satisfactory to the requesting party confirming the foregoing representations and warranties.
     59. Guaranty. Tenant shall cause the Guarantor identified in the Basic Lease Provisions, if any, to execute a Guaranty of the obligations of Tenant under this Lease in the form of Exhibit F attached hereto and made a part hereof.
K. Special Stipulations.
     60.  Special Stipulations. The Special Stipulations, if any, attached hereto as Exhibit G are modifications to the terms of this Lease and, if conflicting, such Special Stipulations shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.
     61. OFAC and Anti-Money Laundering Compliance Certifications. Tenant hereby represents, certifies and warrants to Landlord , to the actual knowledge of Tenant, as follows: (i) Tenant is not named by, and is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by, any Executive Order, including without limitation Executive Order 13224, or the United States Treasury Department as a terrorist , “ Specially Designated National and Blocked Person ,” or other banned or blocked person , entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted , enforced or administered by the Office of Foreign Assets Control (“OFAC”); (ii) Tenant is not engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person , group, entity or nation; and (iii) none of the proceeds used to pay Rent have been or will be derived from a “specified unlawful activity” as defined in, and Tenant is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other applicable laws regarding money laundering activities . Furthermore, Tenant agrees to immediately notify Landlord if Tenant was, is, or in the future becomes a “senior foreign political figure,” or an immediate family member or close associate of a “senior foreign political figure ,” within the meaning of Section 312 of the USA PATRIOT Act of 2001 . Notwithstanding anything in this Lease to the contrary, Tenant acknowledges and agrees that this Lease is a continuing transaction and that the foregoing representations, certifications and warranties are ongoing and shall be and remain true and in full force and effect on the date hereof and throughout the Term of the Lease (and any extension thereof) and that any breach thereof shall be a default under the Lease (not subject to any notice or cure period) giving rise to Landlord’s remedies hereunder, at law, and in equity.

EXHIBIT A
PREMISES
[ATTACH FLOOR PLAN SHOWING PREMISES]

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EXHIBIT B
WORK LETTER
     To induce Tenant to enter into the Lease (to which this Exhibit B is attached) and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows:
     1. Landlord shall construct, or cause to be constructed, leasehold improvements to the Premises (the “Work”) in substantial accordance with those certain plans and specifications prepared by The Dobbins Group and dated as of November 9, 2006, which plans have heretofore been approved by each of Tenant and Landlord (the “Plans”). The Work shall be performed (i) at Landlord’s sole cost and expense utilizing Building standard qualities and quantities of materials, (ii) in compliance with applicable Laws, and (iii) in a good and workmanlike manner. Landlord shall select a contractor or contractors to perform the construction of the Work. Landlord shall use commercially reasonable efforts to cause the Work to be substantially completed on or before December 15, 2006, or as soon as reasonably practicable following the full execution and delivery of this Lease by each of Landlord and Tenant, subject in any case to Force Majeure Events and delays to the extent attributable to any act or omission of Tenant or Tenant’s officers, employees, agents, representatives, consultants, or contractors, including without limitation any delays by Tenant in the submission of plans, drawings, specifications, or other information, or in approving any plans, drawings, or estimates, or in giving any authorization or approval hereunder within such time period as is reasonably directed by Landlord, or in requesting any Additional Work hereunder (each, a “Tenant Delay”).
     2. Any other work desired by Tenant, including work in addition to, or in substitution for, the work shown in the Plans, and approved by Landlord (which approval shall not be unreasonably withheld), shall be performed by Landlord or Landlord’s contractors, unless Landlord otherwise consents in writing, and at Tenant’s sole cost and expense to the extent that such other work, or additional or substitute work, as the case may be, increases the cost of the Work. If Tenant desires any other work or any work in addition to, or in substitution for, the Work described in Section 1 hereof (“Additional Work”), Tenant shall cause the necessary drawings, plans, and specifications for the Additional Work to be included on the Plans, or shall submit to Landlord or Landlord’s agent (at Tenant’s sole cost and expense) the necessary drawings, plans, and specifications for the Additional Work. Prior to commencing any such Additional Work requested by Tenant, Landlord or Landlord’s agent shall submit to Tenant a written estimate of the cost of such Additional Work. If Tenant shall fail to approve said estimate within seven (7) days from the receipt thereof, the same shall be deemed disapproved in all respects by Tenant and Landlord shall not be authorized to proceed thereon. If Tenant desires any changes in the Additional Work after having approved the initial plans and cost estimate, Tenant shall be required to sign such field order changes requested by Landlord or Landlord’s contractors or agents to evidence any such change desired by Tenant. Tenant acknowledges that no cost estimate will be given for any changes in the Additional Work after the initial cost estimate has been approved by Tenant, and Tenant shall be responsible for any and all costs associated with any such change.

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     3. Any and all costs of the Additional Work, if any, shall be due and payable by Tenant to Landlord within thirty (30) days following Landlord’s invoice therefor.
     4. Landlord shall permit Tenant and Tenant’s agents to enter the Premises prior to the Commencement Date of the Term of the Lease in order that Tenant may do such other work as may be required by Tenant to make the Premises ready for Tenant’s use and occupancy. Such permission is conditioned upon Tenant and its agents, contractors, employees, and invitees working in harmony and not interfering in any material respect with Landlord and its agents, contractors, and employees in doing the Work and the Additional Work or for other tenants and occupants of the Building. If at any time such entry shall cause or threaten to cause disharmony or interference, Landlord shall have the right to withdraw such permission upon twenty-four (24) hours notice to Tenant. Tenant agrees that any such entry into and occupation of the Premises shall be deemed to be under all of the terms, covenants, conditions, and provisions of the Lease except as to the covenant to pay the rent, and further agrees Landlord shall not be liable in any way for any injury, loss, or damage which may occur to any of Tenant’s work and installations made in the Premises or to properties placed therein prior to the Commencement Date, the same being at Tenant’s sole risk, except to the extent that any damage is caused by the negligence or willful misconduct of the Landlord Indemnified Parties, or any of them.
     5. Substantial completion of the Work shall be deemed to occur on the date when all of the following have occurred: (i) the Work has been completed (except for punchlist items which do not materially, adversely affect Tenant’s use in any material respect); (ii) the Building systems serving the Premises are in working condition; (iii) a temporary certificate of occupancy or other governmental approval, to the extent required, has been issued for the Premises; and (iv) Tenant is reasonably able to use and occupy all or substantially all of the Premises for the purpose of conducting its business therein. If substantial completion of the Work is delayed due to Tenant Delay, the Premises shall be deemed substantially completed on the date when the Work would have been substantially completed but for such Tenant Delay. If there is any dispute as to whether Landlord has substantially completed the Work, either Landlord or Tenant may request a good faith decision by an independent architect or contractor which shall be final and binding on the parties (and if such decision affirms Landlord’s determination of substantial completion in all material respects, the Premises shall be deemed substantially completed on the date initially determined by Landlord). Landlord and Tenant shall participate in a walk-through of the Premises within five (5) business days after Landlord notifies Tenant that the Work has been substantially completed. The parties shall identify in writing any unfinished work or other “punchlist” items necessary for final completion of the Work within such 5-business day period, and neither party shall unreasonably withhold approval concerning any such items. Landlord shall use commercially reasonable efforts to complete any such unfinished work or other “punchlist” items within forty-five (45) days thereafter, subject to Force Majeure Events and Tenant Delay. All defective work, materials, and equipment comprising part of the initial Work performed by Landlord hereunder will be repaired or replaced by or at the direction of Landlord, at no cost or expense to Tenant, as soon as reasonably practicable following Landlord’s receipt of written notice thereof, subject in all events to Force Majeure Events and Tenant Delay. Landlord’s responsibility for repairing or replacing such defective work, materials, and equipment shall be limited to matters arising during, and matters for which Landlord receives

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written notice thereof, during the one (1) year period following the date of substantial completion of the Work.
     6. Tenant agrees to reimburse Landlord for any and all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with the Additional Work, if any, hereunder, which costs and expenses shall be due and payable by Tenant to Landlord within thirty (30) days following Landlord’ s statement therefor.

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EXHIBIT C
SUBSTANTIAL COMPLETION/ACCEPTANCE LETTER

Date	December 15, 2006

Re:	Lease dated as of December 7, 2006, by and between Millbrook IV LLC, as Landlord, and Alma Lasers, Inc., as Tenant, for 12,579 rentable square feet on the first (1st) floor of the Building located at 485 Half Day Road, Buffalo Grove, Illinois.
Dear Landlord:
          In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:
          1. The Commencement Date of the Term of the Lease is 12/18/06.
          2. The Expiration Date of the Term of the Lease is 12/17/16.
          3. The Net Rent Schedule set forth in Item 4 of the Basic Lease Provisions is hereby established and confirmed as follows:

	Rate Per	Annual	Monthly
Period	Sq. Ft.	Net Rent	Installment
12/18/06 — 12/17/07*	$14.50	$182,395.50	$15,199.63
12/18/07 — 12/17/08	$14.94	$187,930.26	$15,660.86
12/18/08 — 12/17/09	$15.38	$193,465.02	$16,122.09
12/18/09 — 12/17/10	$15.84	$199,251.36	$16,604.28
12/18/10 — 12/17/11	$16.32	$205,289.28	$17,107.44
12/18/11 — 12/17/12	$16.81	$211,452.99	$17,621.08
12/18/12 — 12/17/13	$17.31	$217,742.49	$18,145.21
12/18/13 — 12/17/14	$17.83	$224,283.57	$18,690.30
12/18/14 — 12/17/15	$18.37	$231,076.23	$19,256.35
12/18/15 — 12/17/16	$18.92	$237,994.68	$19,832.89

*	The period commencing on the Commencement Date and ending on the 365th day thereafter is subject to the Free Net Rent Period (as defined in Section 6 hereof).
     4. The Free Net Rent Period under Section 6 of the Lease is hereby established and confirmed as commencing on 12/ 18 , 2006 and ending on 12/17 , 2007.

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     5. The Termination Date under Section 63 of the Lease is hereby established and confirmed as      12/17     , 2012; the Termination Option Exercise Date under Section 63 of the Lease is hereby established and confirmed as      12/17     , 2011.
     Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Millbrook IV LLC	Agreed and Accepted:

	Tenants:	Alex Lasers, Inc.

/s/ Harvey L.Miller	By:	/s/ Howard Kelly
Harvey L.Miller	Name:	Howard Kelly
	Title:	CEO
	Address:	485 Half Day Road Suite 100
Buffalo Grove, Illinois 60089

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EXHIBIT D
RULES AND REGULATIONS
1.	Any sign, lettering, picture, notice or advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such a manner and be of such character and style as Lessor shall first approve in writing, which approval shall not be unreasonably withheld. No sign lettering, picture, notice or advertisement shall be placed on any outside window, except as specifically approved in writing in advance by Lessor, which approval may be withheld in Landlord’s sole and absolute discretion. No window treatments visible from the outside of the Building shall be made without the prior written approval of Lessor, which approval shall not be unreasonably withheld;

2.	Sidewalks, entrances, passages, courts, corridors, halls, elevators and stairways in and about the Premises shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building’s corridors or from the exterior of the Building;

3.	No animals, pets, bicycles (other then Tenant’s employees’ bicycles to the extent placed inside the warehouse portion of the Premises) or other vehicles (other than a forklift vehicle to be located and utilized within the warehouse portion of the Premises) shall be brought or permitted to be in the Building or the Premises;

4.	To the extent permitted by law, Lessee shall prohibit picketing or other union activity involving its employees in the building, except in those locations and subject to time and other limitations as to which Lessor may give prior written consent;

5.	Lessee shall not waste electricity, water or air-conditioning and shall cooperate fully with Lessor to assure the most effective and efficient operation of the Building’s heating and air-conditioning systems. All controls shall be adjusted only by personnel authorized by Lessor;

6.	No locks or similar devices shall be attached to any door except by Lessor and Lessor shall have the right to retain a key to all such locks (and all of the entry doors to the Premises shall have working locks and Tenant shall receive keys to all such locks);

7.	Lessee assumes full responsibility of protecting the Premises from theft, robbery and pilferage. Except during Lessee’s normal business hours, Lessee shall keep all doors to the Premises locked;

8.	Lessor shall have the right to require Lessee and its employees to produce Lessee identification cards (if issued by Lessor) as a condition to entering the Premises or for other purposes affecting the security of the Building and Lessee shall cooperate and participate in all reasonable security programs affecting the Building;

9.	Lessor shall have the right to require Lessee and its employees to attach parking permits to their vehicles as a condition of using parking facilities at the building;

10.	All cleaning, repairing, janitorial, decorating, painting, construction or other services and work in and about the Premises shall be done only by personnel hired or previously approved in writing by Lessor;

11.	Safes, furniture, equipment, machines and other large or bulky articles shall be brought to the Building and into and out of the Premises at such times and in such manner as Lessor shall direct (including the designation of elevator and the location of such articles) and at Lessee’s sole risk and cost. Prior to Lessee’s installation or removal of such articles from the Building, Lessee shall obtain written authorization of the Manager of the Building and shall present such authorization to a designated employee of Lessor. Landlord in all cases retains the power to prescribe the weight and position of iron safes or other heavy articles;

12.	Lessee and lessee’s employees and guests shall not in any manner deface or damage the Building;

13.	Inflammables such as gasoline, kerosene, naphtha and benzene, or explosives or any other articles of an intrinsically dangerous nature are not permitted in the Building or the Premises;

14.	Lessor’s consent to the installation of any electrical equipment shall not relieve Lessee from the obligation not to use more electricity than the safe capacity available to the Premises as provided in this Lease. All wiring and cabling work shall be done only by contractors approved in advance by Landlord and Landlord shall have the right to have all such work supervised by Building engineering/maintenance personnel. No antenna or cabling shall be installed on the roof or exterior walls of the Building;

15.	Lessee shall not enter upon the roof of the Building;

16.	Lessee shall not distribute literature, flyers, handouts or pamphlets of any type in any of the Common Areas of the Building, without the prior written consent of Lessor;

17.	Lessee shall not cook, otherwise prepare or sell any food or beverages in or from the Premises or sell or serve any alcoholic beverages in or from the Premises, except that Lessee may heat or prepare food or non-alcoholic beverages for consumption on the Premises by its employees;

18.	Lessee shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations therefrom shall be detectable beyond the Premises;

19.	Lessee shall keep all electrical and mechanical apparatus owned, or leased from third parties, by Lessee free of vibration, noise and air waves which may be transmitted beyond the Premises;

20.	Lessee shall not permit objectionable odors or vapors to emanate from the Premises;

21.	Lessee shall not place a load upon any floor of the Premises exceeding the floor load capacity for which such floor was designated or allowed by law to carry;

22.	Lessor reserves the right to exclude or expel from the Building any person who, in the judgment of Lessor is intoxicated or under the influence of alcohol or drugs, or shall in any manner do any act in violation of any of the rules, regulations or policies of the building;

23.	The reasonable requirements of Lessee will be attended to only upon application at the Office of the Building. Employees of Lessor shall not perform any work or do anything outside their regular duties unless under special instructions from Lessor, and no employee will admit any person (Lessee or otherwise) to any office without specific instruction from Lessor;

24.	Lessee shall not use or operate any electrical or electronic devices or other devices that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, and shall not place or install any projections, antennae, aerials or similar devices outside the Premises;

25.	Lessee and its employees and guests shall not smoke tobacco on any part of the Building (including exterior acres) except those areas, if any, that are designated or approved as smoking areas by Lessor. Lessee and its employees and guests shall comply at all times with the Village of Buffalo Grove smoking Ordinance 2006-19 or the Village of Buffalo Grove Municipal Code;

26.	Lessor reserves the right, by written notice to Lessee, to rescind, alter or waive any rules or regulations at any time prescribed for the Building when, in Lessor’s reasonable judgment, it is necessary, desirable or proper for the best interest of the Building and its lessees;

27.	Tenant shall not do or permit to be done in the Premises, or bring or keep anything therein, which shall in any way increase the rate of insurance carried by Landlord on the Building, or on the Property, or obstruct or interfere with the rights of other tenants or in any way injure or annoy them, or violate any applicable laws, codes or regulations. Tenant, its agents, employees or invitees shall maintain order in the Premises and the Building, shall not make or permit any improper noise in the Premises or the Building or interfere in any way with other tenants, or those having business with them. Nothing shall be thrown by Tenant, its clerks or servants, out of the windows or doors, or down the passages or skylights of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at any time. No part of the Building shall be used or in any way appropriated for gambling, immoral or other unlawful practices, and no intoxicating liquor or liquors shall be sold or used in the building;

28.	If Tenant desires blinds, coverings or drapes over the windows, they must be of such shape, color and material as may be prescribed by Landlord, and shall be erected only with Landlord’s consent and at the expense of Tenant. No awnings shall be placed on the building. Window covering shall be closed when the effect of sunlight would impose unnecessary loads on the air conditioning system;
29.	Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name or street address of the Building or the room or suite number of the Premises;

30.	Each Tenant shall ensure that all doors to its premises are locked and all water faucets or apparatus and office equipment are shut off before the tenant or its employees leave such premises at night. On multiple tenancy floors, all tenants shall keep the doors to the Building corridors closed at all times except for ingress and egress;

31.	The toilets, urinals, wash bowls and other restroom facilities shall not be used for any purpose other than for which they were constructed, no foreign substance of any kind whatsoever may be thrown therein and the expense of any breakage, stoppage or damage resulting from a violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it; and,

32.	Each Tenant shall store its refuse within its Premises. No material shall be placed in the refuse boxes or receptacles if such material is of such a nature that it may not be disposed of in the ordinary and customary manner of removal without being in violation of any law or ordinance governing such disposal.

EXHIBIT E
HVAC SPECIFICATIONS
     Heating, ventilating and air conditioning equipment in the Building shall be capable of maintaining the following interior conditions when the following maximum outside conditions exist, subject to the conditions set forth in Article 15 of this Lease:

Inside Conditions	Outside Conditions

78° F (dry bulb)	up to 95° F (dry bulb)
up to 75° F (wet bulb)

72° F	down to -2° F
65° F	down to -10° F

Occupant Load	1 person per 100 sq. ft. (usable)

Equipment
& Lighting Load	3.0 watts per sq. ft. (usable)

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EXHIBIT F
SPECIAL STIPULATIONS
     62. Right of First Offer. Subject to the terms and provisions of this Section 62, and so long as Tenant has not theretofore exercised the Termination Option (as hereinafter defined), in the event that any rentable space located adjacent to the Premises on the first (1st) floor of the Building (such space being referred to herein as the “ROFO Space”), which ROFO Space is more specifically depicted on Exhibit H attached hereto and made a part hereof, is or becomes available for leasing by third parties on or after the date of this Lease and Landlord issues a proposal for such ROFO Space to a prospective third party tenant, Tenant shall have and is hereby granted the right (the “Right of First Offer”) to add such ROFO Space to the Premises demised hereunder in accordance with the terms and provisions of this Section 62.
          (a) Subject to the foregoing, at such time as any such ROFO Space becomes available for leasing by third parties and Landlord issues a bona fide, good faith proposal for such ROFO Space to a prospective third party tenant (the “Proposal”), Landlord shall notify Tenant in writing thereof, and shall include a copy of the Proposal (collectively, the “ROFO Notice”). Tenant shall thereafter have five (5) business days following such ROFO Notice from Landlord within which to notify Landlord in writing of Tenant’s desire to add the ROFO Space to the Premises on the terms outlined in the Proposal (“Tenant’s ROFO Exercise Notice”). In the event Tenant fails to so notify Landlord of its acceptance of such offer within such 5-business day period, or in the event Landlord and Tenant fail to thereafter enter into a lease amendment which adds the ROFO Space to the Premises on the terms provided herein within the time period set forth in Paragraph 62(d) below, Landlord may thereafter lease such ROFO Space to such third party on such terms and conditions as Landlord shall deem appropriate in Landlord’s sole and absolute discretion, Tenant’s Right of First Offer with respect to such ROFO Space shall become null and void, and Tenant shall have no further right or interest in or to such ROFO Space; provided, (i) in the event that Landlord does not enter into a lease with such third party within six (6) months following the date of such ROFO Notice, or (ii) in the event that the net effective rental rate and other economic terms of the lease which Landlord proposes to execute for the ROFO Space are less than ninety percent (90%) of the net effective rental rate and other economic terms set forth in the Proposal, then in such event, Tenant’s Right of First Offer with respect to such ROFO Space shall be reinstated in accordance with the terms and provisions hereof. Time is of the essence in the giving of Tenant’s ROFO Exercise Notice hereunder.
          (b) In the event Tenant validly exercises its Right of First Offer hereunder, the ROFO Space shall be added to and included in the Premises, subject to all of the terms and conditions of the Lease, as amended hereby, with the following exceptions and modifications:
          (i) The rentable area of the Premises shall be increased by the rentable area of the ROFO Space;
          (ii) Tenant’s Share shall be increased to reflect the rentable area of such ROFO Space;

          (iii) The term of the demise covering such ROFO Space shall be as set forth in the Proposal, or as the Term may be earlier terminated as elsewhere provided in this Lease;
          (iv) Tenant shall accept the ROFO Space in the condition set forth in the Proposal, and Landlord shall not be obligated to perform any alterations, improvements, or additions thereto, or to provide any allowance or other concessions therefor, except as expressly provided otherwise in the Proposal or as otherwise agreed by Landlord and Tenant;
          (v) Net Rent for the ROFO Space shall be as set of forth in the Proposal;
          (vi) In addition to the Net Rent applicable thereto, Tenant shall be required to pay Additional Rent, as well as all other sums due and payable by Tenant hereunder, in connection with the ROFO Space in the manner set forth herein (except to the extent that the Proposal did not provide for a net rental rate); and
          (vii) Provided Tenant validly exercises its Right of First Offer hereunder in writing, Tenant’s obligation to pay Net Rent and Additional Rent with respect to the ROFO Space shall commence on the date on which such ROFO Space will be made available to Tenant for occupancy, except as expressly provided otherwise in the Proposal or as otherwise agreed by Landlord and Tenant.
          (c) Any termination of this Lease during the Term shall terminate all rights hereunder. The Right of First Offer is personal to Alma Lasers, Inc. and any Affiliate and may not be exercised by or for the benefit of any assignee, subtenant, or other party (other than an Affiliate). Tenant’s right to exercise its Right of First Offer hereunder is further subject to the following conditions: (i) that on the date Tenant delivers Tenant’s ROFO Exercise Notice, and on the effective date of such Right of First Offer, Tenant is not in default beyond any applicable notice and cure period under any of the terms, covenants, or conditions of this Lease; and (ii) that Tenant shall not have assigned this Lease in whole or in part, or sublet all or any portion of the Premises (other than an assignment or sublease to an Affiliate), at any time prior to or after Tenant delivers Tenant’s ROFO Exercise Notice to Landlord hereunder.
          (d) In the event that Tenant exercises its Right of First Offer hereunder, Landlord and Tenant shall execute and deliver to the other party hereto a mutually acceptable lease amendment setting forth the terms applicable to such ROFO Space within thirty (30) days of the exercise of such Right of First Offer by Tenant.
     63. Termination Option. Subject to the terms and provisions of this Section 63, Tenant shall have and is hereby granted the one-time option (the “Termination Option”) to terminate this Lease effective on the last day of Lease Year 6 (i.e. the last day of the seventy-second (72nd) full calendar month following the Commencement Date) (the “Termination Date”), which Termination Option shall be exercised by Tenant as follows:
          (a) Tenant shall deliver written notice to Landlord of Tenant’s exercise of such Termination Option (“Tenant’s Termination Notice”) on or before, but not later than, the last day of Lease Year 5 (i.e. the last day of the sixtieth (60th) full calendar month following the

Commencement Date) (the “Termination Option Exercise Date”), and in the event Tenant fails to deliver Tenant’s Termination Notice on or before the Termination Option Exercise Date, Tenant shall be deemed to have irrevocably waived the Termination Option hereunder, and the same shall be null, void, and of no further force or effect; and
          (b) Tenant shall pay to Landlord a termination fee (the “Termination Fee”) equal to the sum of (i) the then-unamortized costs incurred by Landlord in connection with this Lease, including without limitation improvement costs, rent abatements, leasing commissions, attorneys’ fees, and other costs (which costs shall be amortized on a straight-line basis over the initial Term hereof with interest at a rate of eight percent (8%) per annum), plus (ii) nine (9) months of the Net Rent and Additional Rent then applicable hereunder. Fifty percent (50%) of the Termination Fee shall be due and payable concurrently with the delivery of Tenant’s Termination Notice to Landlord hereunder, and the remaining fifty percent (50%) of the Termination Fee shall be due and payable on the Termination Date (and Tenant’s failure to pay either such installment on or before the due date therefor shall, at Landlord’s sole option, render Tenant’s exercise of the Termination Option hereunder null and void, in which event this Lease shall remain in full force and effect).
     Tenant’s exercise of the foregoing Termination Option is further subject to the condition that Tenant is not in default beyond any applicable notice and cure period under any of the terms, covenants, or conditions of the Lease at the time of delivery to Landlord of Tenant’s Termination Notice or upon the Termination Date. Tenant shall deliver the Premises to Landlord on or before the Termination Date in accordance with the terms and conditions of this Lease the same as if such Termination Date were the original expiration date of the Term of this Lease. The Termination Option is personal to Alma Lasers, Inc. and any Affiliate may not be exercised by or for the benefit of any assignee, subtenant, or other party (other than an Affiliate).
     64. Existing Furniture. Subject to the terms and conditions of this Section 64, Landlord hereby grants to Tenant the right and license to utilize during the Term, at Tenant’s sole risk and expense and without additional charge therefor (except as hereinafter provided), the existing furniture currently located within the Premises (collectively, the “Existing Furniture”), which Existing Furniture shall be provided to Tenant in substantially the condition existing as of the date of this Lease, normal wear and tear excepted, and which Existing Furniture is more specifically listed and described on Exhibit I attached hereto and made a part hereof. Tenant shall be responsible for any and all costs and expenses of moving, relocating, and/or installing any such Existing Furniture to, from, and/or within the Premises. Nothing contained herein shall be deemed a representation, warranty, or guaranty by or from Landlord as to the condition, value, utility, or title of the Existing Furniture, or any portion thereof, and Landlord hereby expressly disclaims any and all warranties in connection with the Existing Furniture, including without limitation warranties of title, condition, merchantability, and fitness; provided, Landlord represents to Tenant that, pursuant to a letter agreement dated as of September 9, 2006 by and between Landlord and Takeda Pharmaceuticals North America (“Takeda”), the existing tenant of the Premises, Takeda has agreed to surrender the Existing Furniture to Landlord upon the expiration or earlier termination of its lease for the Premises. So long as Tenant does not exercise the Termination Option set forth in Section 63 hereof, and upon receipt of One and No/100 Dollars ($1.00) from Tenant, Landlord shall convey all of Landlord’s right, title, and interest in and to the Existing Furniture to Tenant upon the expiration or earlier termination of this Lease. Notwithstanding the foregoing, during the Term of this Lease and until Tenant’s purchase of the Existing Furniture as provided herein, Tenant may remove and replace any or all of the Existing Furniture without notice to Landlord (and any replacement furniture installed by Tenant shall remain Tenant’s property and shall not comprise part of the Existing Furniture hereunder). Tenant shall be responsible for any and all costs and expenses of moving, relocating, removing, and/or installing any such Existing Furniture to, from, and/or within the Premises. Upon the expiration or termination of this Lease, Tenant shall, if Tenant exercises its right to so purchase the Existing Furniture hereunder, remove the Existing Furniture from the Premises and repair any and all damages to the Premises or the Building resulting from such removal, such removal and repair to be conducted in a good and workmanlike manner, and otherwise in accordance with the terms and provisions of this Lease.

EXHIBIT G
PLAN OF TENANT’S
DESIGNATED PARKING SPACES

EXHIBIT G
RESERVED SPACES

G-1

EXHIBIT H
PLAN OF ROFO SPACE

H-1

EXHIBIT I
EXISTING FURNITURE

I-1

EXHIBIT J
FORM OF LETTER OF CREDIT
                    , 2006
Millbrook IV LLC
c/o Millbrook Properties LLC
485 Half Day Road, Suite 220
Buffalo Grove, Illinois 60089
Attn: Property Manager
IRREVOCABLE LETTER OF CREDIT NO.
Original Expiration Date:                    , 2007
Gentlemen:
We hereby establish our irrevocable Letter of Credit in favor of Millbrook IV LLC (“Beneficiary”) for the account of Alma Lasers, Inc., a Delaware corporation, for the sum not exceeding U.S. One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00).
This Letter of Credit is available against your draft drawn on us bearing the clause “Drawn Under                                        Bank,                    ,                     L/C No.                                        .”
We hereby agree with the drawers of the draft drawn and negotiated in compliance with the terms of this credit, that said draft will be duly honored within forty-eight (48) hours after it is presented at this office.
It is a condition of this Letter of Credit that it shall be deemed automatically extended without amendment for a period of one (1) year from the initial expiration date stated above or any future expiration date hereof, unless at least sixty (60) days prior to the then expiration date, we mail you our written notice, by U.S. registered or certified mail, proper postage prepaid and return receipt requested, or via nationally-recognized commercial overnight delivery service, informing you that the Letter of Credit will no longer be automatically renewed beyond the then expiration date. In the event that we notify you that it is our intention not to renew this Letter of Credit for an additional one (1) year period, we agree to also notify the following parties by registered or certified mail:
Quarles & Brady LLP
500 West Madison Street
Suite 3700
Chicago, IL 60661
Attn: Mark J. Horne, Esq. / Eric J. Fuglsang, Esq.
This Letter of Credit is transferable and assignable from time to time; any transfer request shall be effected by presentation to the issuer of the attached transfer form accompanied by the

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original of this Letter of Credit, provided that the holder hereof shall not incur any fees to the issuer as a condition to any such transfer.
Partial Drawings and reductions are permitted.
Except so far as otherwise expressly stated this documentary credit is subject to Uniform Customs and Practice for Documentary Credits, 1995 revision, ICC Publication No. 500, excluding Article 17.
Name of Bank

By:

Name:

Title:

J-2

EXHIBIT H
RIGHT OF FIRST OFFER SPACE

EXHIBIT A
FLOOR PLAN OF PREMISES

FIRST LEASE AMENDMENT
     THIS FIRST LEASE AMENDMENT (this “Amendment”) is made and entered into as of this 31st day of October, 2007 (the “Effective Date”), by and between MILLBROOK IV LLC, an Illinois limited liability company (“Landlord”), and ALMA LASERS, INC., a Delaware corporation (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord is the landlord and Tenant is the tenant under that certain Office Lease Agreement dated as of December 7, 2006 (the “Lease”) for certain premises (the “Original Premises”) commonly known as Suites 100 and 102 comprising approximately 12,579 rentable square feet located on a portion of the first (1st) floor of the building (the “Building”) commonly known as 485 Half Day Road, Buffalo Grove, Illinois 60089, for a term (the “Term”) currently expiring December 17, 2016;
     WHEREAS, Landlord is willing to lease to Tenant, and Tenant desires to lease from Landlord, certain additional space comprising a portion of the first (1st) floor of the Building containing approximately 6,250 rentable square feet, all on the terms and conditions hereinafter set forth; and
     WHEREAS, Landlord and Tenant desire to further amend the Lease on the terms and conditions hereinafter set forth.
     NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is ·hereby acknowledged, Landlord and Tenant covenant and agree as follows:
     1. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning as provided in the Lease.
     2. Confirmation of Commencement Date; Extension of Term. The Commencement Date is hereby established and confirmed as December 18, 2006. Effective as of the Effective Date, the Term of the Lease shall be and is hereby extended for an additional period of six (6) months through and including June 17, 2017, the same as if June 17, 2017 were the Expiration Date of the Lease as initially set forth therein, unless sooner terminated in accordance with the terms of the Lease.
     3. Expansion. Effective as of the Effective Date, the Lease shall be and is hereby amended by adding to the Original Premises demised thereby that certain additional space comprising approximately 6,250 rentable square feet located on a portion of the first (1st) floor of the Building (the “Expansion Space”), subject to the terms, covenants, and conditions of the Lease, as amended hereby, with the result that, from and after the Effective Date and continuing for the remainder of the Term, the Premises demised by the Lease shall contain 18,829 rentable square feet in the aggregate, all as more particularly shown and depicted on Exhibit A attached hereto and made a part hereof. The Original Premises and the Expansion Space are sometimes referred to herein, collectively, as the “Premises”.
     4. Net Rent. Effective as of the Effective Date, the Lease shall be and is hereby amended by deleting the Net Rent schedule set forth in Item 4 of the Basic Lease Provisions in its entirety and by substituting the following Net Rent schedule in lieu thereof with the result that, from and after the Effective Date and continuing for the remainder of the Term, Tenant shall pay Net Rent in accordance with the following Net Rent schedule and otherwise at the same time and in the same manner as set forth in the Lease:
NET RENT SCHEDULE
(18,829 Rentable Square Feet)

	Rate Per	Annual	Monthly
Period	Sq. Ft.	Net Rent	Installment
12/18/06 - Date Immediately Preceding the Effective Date*	$14.50	$0	$0
Effective Date - 12/17/07*	$14.50	$0	$0
12/18/07 - 06/17/08**	$14.94	$187,930.26	$15,660.86
06/18/08 - 12/17/08	$14.94	$281,305.26	$23,442.11
12/18/08 - 12/17/09	$15.38	$289,590.02	$24,132.50
12/18/09 - 12/17/10	$15.84	$298,251.36	$24,854.28
12/18/10 - 12/17/11	$16.32	$307,289.28	$25,607.44
12/18/11 - 12/17/12	$16.81	$316,515.49	$26,376.29
12/18/12 - 12/17/13	$17.31	$325,929.99	$27,160.83
12/18/13 - 12/17/14	$17.83	$335,721.07	$27,976.76
12/18/14 - 12/17/15	$18.37	$345,888.73	$28,824.06
12/18/15 - 12/17/16	$18.92	$356,244.68	$29,687.06
12/18/16 - 06/17/17	$19.49	$366,977.21	$30,581.43

*	The period commencing on December 18, 2006 and ending on December 17, 2007 is subject to the Free Net Rent Period (as defined in Section 6 of the Lease, as amended hereby).

**	The period commencing on December 18, 2007 and ending on June 17, 2008 is further subject to the Free Expansion Space Net Rent Period (as defined in Paragraph 5 hereof), with the result that Net Rent payable during the Free Expansion Space Net Rent Period shall be calculated based upon 12,579 rentable square feet, being the rentable area of the Original Premises, subject to Paragraph 5 hereof.

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     5. Free Net Rent Period.
     A. Effective as of the Effective Date, the Lease shall be and is hereby amended by deleting Section 6(b) thereof in its entirety and by substituting the following Section 6(b) in lieu thereof:
     “(b) Notwithstanding anything to the contrary contained herein and solely as a concession to enter into this Lease, Tenant’s obligations for Net Rent only (and specifically excluding Tenant’s obligations for Additional Rent and other sums due and payable hereunder) shall be abated in full with respect to the entirety of the Premises (inclusive of the Original Premises and the Expansion Space, as each such term is defined in the First Lease Amendment) for the period commencing on December 18, 2006 and ending on December 17, 2007 (the “Free Net Rent Period”); provided, if Tenant shall be in default beyond any applicable notice and cure period under any of the terms or provisions of this Lease at any time during the Free Net Rent Period, Tenant shall not be entitled to that portion of the Free Net Rent Period accruing from and after the date of such default, and Tenant shall thereafter become obligated to pay all Net Rent which would otherwise have been abated hereunder as and when the same becomes due and payable under this Lease.”
     B. Notwithstanding anything to the contrary contained herein or in the Lease, as amended hereby, solely as a concession to enter into this Amendment and in addition to the Free Net Rent Period, Tenant’s obligations for Net Rent only (and specifically excluding Tenant’s obligations for Additional Rent and other sums due and payable hereunder) shall be abated in full with respect to the Expansion Space only (and specifically excluding the Original Premises) for the period commencing on December 18, 2007 and ending on June 17, 2008 (the “Free Expansion Space Net Rent Period”); provided, if Tenant shall be in default beyond any applicable notice and cure period under any of the terms or provisions of this Lease at any time during either the Free Net Rent Period or the Free Expansion Space Net Rent Period, Tenant shall not be entitled to that portion of the Free Expansion Space Net Rent Period accruing from and after the date of such default, and Tenant shall thereafter become obligated to pay all Net Rent which would otherwise have been abated hereunder as and when the same becomes due and payable under this Lease.
     6. Additional Rent. Tenant shall continue to pay for the remainder of the Term Additional Rent with respect to the Original Premises in accordance with the terms and provisions of the Lease, including without limitation Section 7 (Operating Expenses/Taxes) thereof, as amended hereby. Commencing as of the Effective Date and continuing for the remainder of the Term, Tenant shall also pay Additional Rent with respect to the Expansion Space in accordance with the terms and provisions of the Lease, including without limitation Section 7 (Operating Expenses/Taxes) thereof, as amended hereby.
     7. Condition of Premises. Tenant is currently in occupancy of the Original Premises and has been afforded an opportunity to inspect the Expansion Space, and Tenant agrees to accept both the Original Premises and the Expansion Space in their “AS IS” condition

3

as existing as of the date hereof, without any agreements, representations, understandings, or obligations on the part of Landlord to perform any alterations, repairs, or improvements therein, or to provide any allowance therefor, except as expressly provided to the contrary herein or in the Lease. Notwithstanding the foregoing, (i) Landlord shall construct the Work (as hereinafter defined) in the Expansion Space in accordance with the terms and provisions of the Work Letter attached as Exhibit B hereto and made a part hereof, and (ii) any Additional Work (as hereinafter defined), including without limitation any additional rooms and/or offices to be located within the Expansion Space, shall be at Tenant’s sole cost and expense.
     8. Other Lease Provisions. Effective as of the Effective Date, the Lease shall be and is hereby further amended as follows:
     A. Item 2 (Premises) of the Basic Lease Provisions shall be and is hereby amended by deleting the phrase “Rentable Square Feet: Approximately 12,579 rentable square feet” in its entirety and by substituting the phrase “Rentable Square Feet: Approximately 18,829 rentable square feet” in lieu thereof.
     B. Item 6 (Tenant’s Share) of the Basic Lease Provisions shall be and is hereby amended by deleting the phrase “9.36% (based on 134,430 rentable square feet in the Building)” in its entirety and by substituting the phrase “14.13% (based on 133,274 rentable square feet in the Building)” in lieu thereof.
     C. Item 7 (Security Deposit/Letter of Credit) of the Basic Lease Provisions shall be and is hereby amended by deleting the phrase “$50,316.01 Security Deposit, plus $125,000.00 Letter of Credit” in its entirety and by substituting the phrase “$75,316.02 Security Deposit, plus $187,107.50 Letter of Credit” in lieu thereof.
     D. Section 10 (Security Deposit/Letter of Credit) of the Lease shall be and is hereby amended as follows:
          (i) Subsection 10(a) thereof shall be and is hereby amended by deleting the phrase “Fifty Thousand Three Hundred Sixteen and 01/100 Dollars ($50,316.01)” set forth in the first grammatical sentence thereof in its entirety and by substituting the phrase “Seventy-Five Thousand Three Hundred Sixteen and 02/100 Dollars ($75,316.02)” in lieu thereof.
          (ii) Subsection 10(b) thereof shall be and is hereby amended by deleting the first grammatical sentence thereof in its entirety and by substituting the following sentence in lieu thereof:
     “(b) In addition to the Security Deposit, Tenant shall deliver to Landlord upon Tenant’s execution and delivery of this Lease (or the First Lease Amendment, as the case may be) an unconditional irrevocable letter of credit in the initial amount of One Hundred Eighty-Seven Thousand One Hundred Seven and 50/100 Dollars ($187,107.50) in favor of Landlord from a bank approved by Landlord, substantially in the form of Exhibit J attached hereto and made a part hereof (the “Letter of Credit”), which Letter of Credit shall be held by Landlord as additional security for the full and faithful performance by Tenant of each and

4

every term, covenant, and condition of this Lease on the part of Tenant to be observed and performed; provided, so long as Tenant is not then in default beyond any applicable notice and cure period hereunder, and provided further that Landlord has not theretofore drawn upon all or any portion of such Letter of Credit pursuant to this Section 10, the Letter of Credit shall be subject to reduction as follows: (i) to the sum of One Hundred Sixty-Eight Thousand Three Hundred Ninety-Six and 75/100 Dollars ($168,396.75) during Lease Year 2; (ii) to the sum of One Hundred Forty-Nine Thousand Six Hundred Eighty-Six and No/100 Dollars ($149,686.00) during Lease Year 3; (iii) to the sum of One Hundred Thirty Thousand Nine Hundred Seventy-Five and 25/100 Dollars ($130,975.25) during Lease Year 4; and (iv) to the sum of One Hundred Twelve Thousand Two Hundred Sixty-Four and 50/100 Dollars ($112,264.50) during Lease Year 5.”
     E. Exhibit A (Plan of Premises) to the Lease shall be and is hereby amended by deleting it in its entirety and by substituting Exhibit A (Plan of Premises) attached hereto and made a part hereof in lieu thereof.
     F. Exhibit F (Special Stipulations) to the Lease shall be and is hereby amended as follows:
          (i) Section 63 (Termination Option) of the Lease shall be and is hereby amended by deleting it in its entirety and by substituting the following in lieu thereof:
     “63. Termination Option. Subject to the terms and provisions of this Section 63, Tenant shall have and is hereby granted the one-time option (the “Termination Option”) to terminate this Lease effective on June 17, 2014 (the “Termination Date”), which Termination Option shall be exercised by Tenant as follows:
          (a) Tenant shall deliver written notice to Landlord of Tenant’s exercise of such Termination Option (“Tenant’s Termination Notice”) on or before, but not later than, June 17, 2013 (the “Termination Option Exercise Date”), and in the event Tenant fails to deliver Tenant’s Termination Notice on or before the Termination Option Exercise Date, Tenant shall be deemed to have irrevocably waived the Termination Option hereunder, and the same shall be null, void, and of no further force or effect; and
          (b) Tenant shall pay to Landlord a termination fee (the “Termination Fee”) equal to the sum of (i) the then-unamortized costs incurred by Landlord in connection with this Lease and the First Lease Amendment, including without limitation improvement costs, rent abatements, leasing commissions, attorneys’ fees, and other costs (which costs shall be amortized on a straight-line basis over the initial Term hereof with interest at a rate of eight percent (8%) per annum), plus (ii) nine (9) months of the Net Rent and Additional Rent then applicable hereunder with respect to the entirety of the Premises (inclusive of the

5

Original Premises and the Expansion Space, as each such term is defined in the First Lease Amendment). Fifty percent (50%) of the Termination Fee shall be due and payable concurrently with the delivery of Tenant’s Termination Notice to Landlord hereunder, and the remaining fifty percent (50%) of the Termination Fee shall be due and payable on the Termination Date (and Tenant’s failure to pay either such installment on or before the due date therefor shall, at Landlord’s sole option, render Tenant’s exercise of the Termination Option hereunder null and void, in which event this Lease shall remain in full force and effect).
     Tenant’s exercise of the foregoing Termination Option is further subject to the condition that Tenant is not in default beyond any applicable notice and cure period under any of the terms, covenants, or conditions of this Lease at the time of delivery to Landlord of Tenant’s Termination Notice or upon the Termination Date. Tenant shall deliver the Premises to Landlord on or before the Termination Date in accordance with the terms and conditions of this Lease the same as if such Termination Date were the original expiration date of the Term of this Lease. The Termination Option is personal to Alma Lasers, Inc. and any Affiliate, and may not be exercised by or for the benefit of any assignee, subtenant, or other party (other than an Affiliate).”
          (ii) Section 64 (Existing Furniture) of the Lease shall be and is hereby amended by deleting it in its entirety and by substituting the following in lieu thereof:
     “64. Existing Furniture. Subject to the terms and conditions of this Section 64, Landlord hereby grants to Tenant the right and license to utilize during the Term, at Tenant’s sole risk and expense and without additional charge therefor (except as hereinafter provided), the existing furniture (collectively, the “Existing Furniture”) currently located within the Premises, inclusive of the Original Premises and the Expansion Space (as each such term is defined in the First Lease Amendment), which Existing Furniture shall be provided to Tenant in substantially the condition existing as of the date of this Lease (or the date of the First Lease Amendment, as the case may be), normal wear and tear excepted, and which Existing Furniture is more specifically listed and described on Exhibit I attached to the First Lease Amendment and made a part thereof. Tenant shall be responsible for any and all costs and expenses of moving, relocating, and/or installing any such Existing Furniture to, from, and/or within the Premises (inclusive of the Original Premises and the Expansion Space). Nothing contained herein shall be deemed a representation, warranty, or guaranty by or from Landlord as to the condition, value, utility, or title of the Existing Furniture, or any portion thereof, and Landlord hereby expressly disclaims any and all warranties in connection with the Existing Furniture, including without limitation warranties of title, condition, merchantability, and fitness. So long as Tenant does not exercise the Termination Option set forth in Section 63 hereof, and upon receipt of One and No/100 Dollars ($1.00) from Tenant, Landlord shall convey all of Landlord’s right, title, and interest in and to the Existing Furniture to Tenant upon the expiration or earlier termination of this Lease. Notwithstanding the

6

foregoing, during the Term of this Lease and until Tenant’s purchase of the Existing Furniture as provided herein, Tenant may remove and replace any or all of the Existing Furniture without notice to Landlord (and any replacement furniture installed by Tenant shall remain Tenant’s property and shall not comprise part of the Existing Furniture hereunder). Tenant shall be responsible for any and all costs and expenses of moving, relocating, removing, and/or installing any such Existing Furniture to, from, and/or within the Premises (inclusive of the Original Premises and the Expansion Space). Upon the expiration or termination of this Lease, Tenant shall, if Tenant exercises its right to so purchase the Existing Furniture hereunder, remove the Existing Furniture from the Premises (inclusive of the Original Premises and the Expansion Space) and repair any and all damages to the Premises (inclusive of the Original Premises and the Expansion Space) or the Building resulting from such removal, such removal and repair to be conducted in a good and workmanlike manner, and otherwise in accordance with the terms and provisions of this Lease.”
     G. Exhibit I (Existing Furniture) to the Lease shall be and is hereby amended by deleting it in its entirety and by substituting Exhibit I (Existing Furniture — Rev. 9/07) attached hereto and made a part hereof in lieu thereof.
     H. Exhibit J (Form of Letter of Credit) to the Lease shall be and is hereby amended by deleting the phrase “U.S. One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00)” set forth in the first grammatical paragraph thereof in its entirety and by substituting the phrase “U.S. One Hundred Eighty-Seven Thousand One Hundred Seven and 50/100 Dollars ($187,107.50)” in lieu thereof.
     9. Authority of Landlord and Tenant; Tenant Representations.
     A. Landlord hereby represents and warrants to Tenant that: (i) the person signing on behalf of Landlord is duly authorized to execute and deliver this Amendment; and (ii) the execution and delivery of this Amendment and the performance of the terms hereof have been duly authorized by all necessary corporate action on the part of Landlord. Tenant hereby represents and warrants to Landlord that: (iii) the person signing on behalf of Tenant is duly authorized to execute and deliver this Amendment; and (iv) the execution and delivery of this Amendment and the performance of the terms hereof have been duly authorized by all necessary corporate action on the part of Tenant.
     B. Tenant further represents and warrants that (i) the Lease is in full force and effect, (ii) the Lease has not been assigned or encumbered, (iii) Tenant knows of no defense or counterclaim to the enforcement of the Lease, (iv) Tenant is not entitled to any offset, abatement, or reduction of rent under the Lease (except for the Free Net Rent Period, as amended hereby), (v) Landlord has completed all work to be performed by Landlord and paid all contributions and other sums due to Tenant under the Lease (except only for the Work to be performed in the Expansion Space by Landlord pursuant to this Amendment), and (vi) neither Landlord nor Tenant is in default under any of its obligations under the Lease.

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     10. Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not dealt with any broker, agent, or finder in connection with this Amendment, and agrees to indemnify, defend, and hold Landlord, and Landlord’s officers, employees, agents, and affiliates, harmless from and against any and all claims, damages, judgments, liabilities, and expenses (including without limitation court costs and reasonable attorneys’ fees) arising from any claims or demands of any broker, agent, or finder with whom Tenant has dealt or is alleged to have dealt for any commission or fee due or alleged to be due in connection with this Amendment.
     11. Governance. This Amendment is intended and shall be construed to complement and supplement the Lease and, therefore, if and only to the extent that the provisions of this Amendment are inconsistent or in conflict with the provisions of the Lease, then this Amendment shall govern and control and the Lease shall be deemed amended, whenever required or necessary, to conform to the provisions of this Amendment.
     12. Headings. The paragraph headings of this Amendment are for convenience only and are not intended, and shall not be construed to alter, limit, or enlarge in any way the scope or meaning of the language contained in this Amendment.
     13. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed and shall constitute a single, integrated original document.
     14. Binding Effect. This Amendment shall extend to, be binding upon and inure to the benefit of Landlord, its successors and assigns. This Amendment shall extend to and be binding upon Tenant, its successors and assigns, and shall only inure to the benefit of Tenant and such of its successors and assigns are permitted pursuant to the Lease.
     15. Entire Agreement. It is expressly agreed that this Amendment, including, without limitation, all the Exhibits attached hereto, constitutes the whole agreement between Landlord and Tenant as to the subject matter hereof and there are no other terms, promises, obligations, covenants, warranties, representations, statements, or conditions, expressed or implied, of any kind and all prior negotiations and agreements in respect of this Amendment are hereby superseded by this Amendment and are of no further force and effect. No inference in favor of or against any party should be drawn from the fact that such party drafted or participated in the drafting of this Amendment or that such provisions have been drafted on behalf of such party.

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     16. Applicable Law. This Amendment and any disputes arising hereunder shall be governed by and shall in all respects be construed under the laws of the State of Illinois.
     17. Status of Lease. Except as expressly amended or modified hereby, the Lease and all provisions, terms and conditions thereof shall remain, in all respects, unchanged and in full force and effect, and are hereby ratified and confirmed.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

MILLBROOK IV LLC, an Illinois limited liability company

By:	Millbrook Properties LLC, Inc., an Illinois limited liability company, its Managing Agent

	By:	/s/ Harvey L. Miller

	Name:	Harvey L. Miller

	Its:	Mng. Partner

TENANT:

ALMA LASERS, INC., a Delaware corporation

By:	/s/ Howard V. Kelly

Name:	Howard V. Kelly

Its:

9

EXHIBIT A
PLAN OF PREMISES
[SEE FLOOR PLAN ATTACHED HERETO]

A-1

EXHIBIT B
WORK LETTER
     To induce Tenant to enter into the Amendment (to which this Exhibit B is attached) and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows:
     1. Landlord shall construct, or cause to be constructed, leasehold improvements to the Expansion Space (the “Work”) in substantial accordance with the Plans (as hereinafter defined). Landlord shall cause a preliminary layout to be prepared with Tenant’s cooperation and for Tenant’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant’s failure to approve or disapprove the layout within five (5) days of its submission shall be deemed an approval. Upon approval of the layout, Landlord shall prepare, or cause to be prepared, working drawings for the construction of the standard building items and improvements, adequate in detail to perform the Work, and shall, to the extent required, have mechanical (sprinkler, air conditioning, heating, electrical, and plumbing) drawings prepared by Landlord’s mechanical engineer covering mechanical elements of the Work (together with the preliminary layout, the drawings are referred to as the “Plans”). The Work shall be performed (i) at Landlord’s sole cost and expense utilizing Building standard qualities and quantities of materials, (ii) in compliance with applicable Laws, and (iii) in a good and workmanlike manner. Landlord shall select a contractor or contractors to perform the construction of the Work. Landlord shall use commercially reasonable efforts to cause the Work to be substantially completed on or before December 18, 2007, or as soon as reasonably practicable following the full execution and delivery of this Amendment by each of Landlord and Tenant, subject in any case to Force Majeure Events and delays to the extent attributable to any act or omission of Tenant or Tenant’s officers, employees, agents, representatives, consultants, or contractors, including without limitation any delays by Tenant in the submission of plans, drawings, specifications, or other information, or in approving any plans, drawings, or estimates, or in giving any authorization or approval hereunder within such time period as is reasonably directed by Landlord, or in requesting any Additional Work hereunder (each, a “Tenant Delay”).
     2. Any other work desired by Tenant, including work in addition to, or in substitution for, the work shown in the Plans, and approved by Landlord (which approval shall not be unreasonably withheld), shall be performed by Landlord or Landlord’s contractors, unless Landlord otherwise consents in writing, and at Tenant’s sole cost and expense to the extent that such other work, or additional or substitute work, as the case may be, increases the cost of the Work. If Tenant desires any other work or any work in addition to, or in substitution for, the Work described in Section I hereof (“Additional Work”), Tenant shall cause the necessary drawings, plans, and specifications for the Additional Work to be included on the Plans, or shall submit to Landlord or Landlord’s agent (at Tenant’s sole cost and expense) the necessary drawings, plans, and specifications for the Additional Work. Prior to commencing any such Additional Work requested by Tenant, Landlord or Landlord’s agent shall submit to Tenant a written estimate of the cost of such Additional Work. If Tenant shall fail to approve said estimate within seven (7) days from the receipt thereof, the same shall be deemed disapproved in all respects by Tenant and Landlord shall not be authorized to proceed thereon. If Tenant desires any changes in the Additional Work after having approved the initial plans and cost estimate, Tenant shall be required to sign such field order changes requested by Landlord or Landlord’s contractors or agents to evidence any such change desired by Tenant. Tenant acknowledges that no cost estimate will be given for any changes in the Additional Work after the initial cost estimate has been approved by Tenant, and Tenant shall be responsible for any and all costs associated with any such change.
     3. Any and all costs of the Additional Work, if any, shall be due and payable by Tenant to Landlord within thirty (30) days following Landlord’s invoice therefor.
     4. Landlord shall permit Tenant and Tenant’s agents to enter the Expansion Space prior to substantial completion of the Work therein in order that Tenant may do such other work as may be required by Tenant to make the Expansion Space ready for Tenant’s use and occupancy. Such permission is conditioned upon Tenant and its agents, contractors, employees, and invitees working in harmony and not interfering in any material respect with Landlord and its agents, contractors, and employees in doing the Work and the Additional Work or for other tenants and occupants of the Building. If at any time such entry shall cause or threaten to cause disharmony or interference, Landlord shall have the right to withdraw such permission upon twenty-four (24) hours notice to Tenant. Tenant agrees that any such entry into and occupation of the Expansion Space shall be deemed to be under all of the terms, covenants, conditions, and provisions of the Lease except as to the covenant to pay the rent, and further agrees Landlord shall not be liable in any way for any injury, loss, or damage which may occur to any of Tenant’s work and installations made in the Expansion Space or to properties placed therein prior to substantial completion of the Work, the same being at Tenant’s sole risk, except to the extent that any damage is caused by the negligence or willful misconduct of the Landlord Indemnified Parties, or any of them.
     5. Substantial completion of the Work shall be deemed to occur on the date when all of the following have occurred: (i) the Work has been completed (except for punchlist items which do not materially, adversely affect Tenant’s use in any material respect); (ii) the Building systems serving the Expansion Space are in working condition; (iii) a temporary certificate of occupancy or other governmental approval, to the extent required, has been issued for the Expansion Space; and (iv) Tenant is reasonably able to use and occupy all or substantially all of the Expansion Space for the purpose of conducting its business therein. If substantial completion of the Work is delayed due to Tenant Delay, the Expansion Space shall be deemed substantially completed on the date when the Work would have been substantially completed but for such Tenant Delay. If there is any dispute as to whether Landlord has substantially completed the Work, either Landlord or Tenant may request a good faith decision by an independent architect or contractor which shall be final and binding on the parties (and if such decision affirms Landlord’s determination of substantial completion in all material respects, the Expansion Space shall be deemed substantially completed on the date initially determined by Landlord). Landlord and Tenant shall participate in a walk-through of the Expansion Space within five (5) business days after Landlord notifies Tenant that the Work has been substantially completed. The parties shall identify in writing any unfinished work or other “punchlist” items necessary for final completion of the Work within such 5-business day period, and neither party shall unreasonably withhold approval concerning any such items. Landlord shall use commercially reasonable efforts to complete any such unfinished work or other “punchlist” items within forty-five (45) days thereafter, subject to Force Majeure Events and Tenant Delay. All defective work, materials, and equipment comprising part of the initial Work performed by Landlord hereunder will be repaired or replaced by or at the direction of Landlord, at no cost or expense to Tenant, as soon as reasonably practicable following Landlord’s receipt of written notice thereof, subject in all events to Force Majeure Events and Tenant Delay. Landlord’s responsibility for repairing or replacing such defective work, materials, and equipment shall be limited to matters arising during, and matters for which Landlord receives written notice thereof, during the one (1) year period following the date of substantial completion of the Work.
     6. Tenant agrees to reimburse Landlord for any and all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with the Additional Work, if any, hereunder, which costs and expenses shall be due and payable by Tenant to Landlord within thirty (30) days following Landlord’s statement therefor.
     7. In addition to the Work described in Paragraph 1 hereof, but subject to the terms and provisions of the Lease and this Exhibit B, it is acknowledged and agreed that Landlord shall install (i) one (1) supplemental ceiling air conditioning unit (the “Supplemental HVAC Unit”) to be located in Tenant’s computer room in substantial accordance with the plans and specifications to be provided by Tenant in connection therewith, the capacity of which will be sized to accommodate the appropriate cooling load (as reasonably approved by Tenant) in such computer room (subject in all events to Landlord’s review and approval lights as hereinabove set forth), and (ii) one (1) additional grounded to the source electrical circuit (the “Additional Circuit”) to be located in Tenant’s computer room (subject in all events to Landlord’s review and approval lights as hereinabove set forth). Each of the Supplemental HVAC Unit and the Additional Circuit shall be deemed Additional Work hereunder and shall be subject to all of the terms and provisions applicable thereto. Tenant shall be responsible for fifty percent (50%) of the costs associated with the Supplemental HVAC Unit, plus any and all costs associated with the Additional Circuit, and shall be required to reimburse Landlord, within ten (10) days following Landlord’s invoice therefor, for such costs. Tenant shall thereafter be solely responsible, at Tenant’s sole cost and expense, for the maintenance, repair, and replacement of each of the Supplemental HVAC Unit and the Additional Circuit in accordance with the terms and provisions of the Lease, including without limitation Section 23 thereof. All sums payable by Tenant hereunder shall be deemed additional Rent under the Lease. Notwithstanding anything herein or in the Lease to the contrary, and without limitation of Tenant’s obligations as otherwise set forth therein, Landlord, at its sole option, may require Tenant to remove the Supplemental HVAC Unit and/or the Additional Circuit, or any portion thereof, upon the expiration or earlier termination of the Lease and to restore the Premises to the condition existing prior to the installation thereof, subject to normal wear and tear, which removal and restoration work shall be completed at Tenant’s sole cost and expense.

EXHIBIT I
EXISTING FURNITURE (Rev. 10/07)
[SEE INVENTORY LIST ATTACHED HERETO]

I-1